                                                                   Exhibit 10.17


                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger ("Agreement") is made and entered into as of October 20, 1999 by and among (i) Cytation.com Incorporated, a New York corporation ("Parent"), (ii) CollegeLink.com Incorporated, a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"),
(iii) Student Success, Inc., a Wisconsin corporation (the "Company"), and (iv) Bradford J. Baker ("Brad Baker"), Patrick S. O'Brien ("Pat O'Brien) and the Patrick S. O'Brien Stock Trust (the "O'Brien Trust"; together with Brad Baker and Pat O'Brien, the "Shareholders").

                                    RECITALS

         A. The Boards of Directors of each of the Company, Parent and Merger Sub, believe it is in the best interests of each company and their respective shareholders that the Company and Merger Sub combine into a single company through the statutory merger of the Company with and into the Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, the outstanding shares of Common Stock of the Company ("Company Common Stock") shall be converted into the right to receive cash and shares of Common Stock of Parent ("Parent Common Stock") at the rate determined herein.

         C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. Concurrent with the execution of this Agreement, as a material inducement to Parent to enter into this Agreement, (i) Brad Baker and Pat O'Brien each are entering into employment agreements with Parent ("Employment Agreements") substantially in the form attached hereto as Exhibit A and (ii) the Shareholders each are entering into support agreements with Parent ("Support Agreements") substantially in the form attached hereto as Exhibit B.

         E. The parties intend, by executing this Agreement, to adopt a plan of merger within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and the applicable provisions of the Wisconsin Business Corporation Law ("Wisconsin Law"), the Company shall be merged with and into the Merger Sub, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation. The Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be CollegeLink.com Incorporated.

         1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by (i) filing a Certificate of Merger, substantially in the form attached hereto as Exhibit C (the "Delaware Filing"), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and (ii) filing Articles of Merger, substantially in the form attached hereto as Exhibit D (the "Wisconsin Filing"), with the Department of Financial Institutions of the State of Wisconsin, in accordance with the relevant provision of Wisconsin Law. The later to occur of
(i) the filing of the Delaware Filing and (ii) the Wisconsin Filing is hereinafter sometimes referred to as (the "Effective Time"). The Closing of the transaction contemplated hereby ("Closing") shall take place on or about the Effective Time at the offices of Foley, Hoag & Eliot LLP, or at such other time, date and location as the parties hereto agree ("Closing Date").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation; Bylaws.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Merger Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                  (b) The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.


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         1.5 Directors and Officers. The initial directors of the Surviving
Corporation shall be Richard A. Fisher and Kevin J. High, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, shall be:

               Thomas J. Burgess             President
               Timothy Jemison               Vice President - Operations
               Nancy Gleason                 Vice President - College Relations
               Peter Barkman                 Vice President - High School Relations
               Bradford J. Baker             Vice President - Sales
               Patrick S. O'Brien            Vice President - Marketing
               William Fink                  Vice President - Network Operations
               Douglas Bush                  Vice President - Business Development
               Richard A. Gariepy            Vice President
               Edward F. Hayes               Treasurer
               Richard A. Fisher             Secretary
               Krista A. Michael             Assistant Secretary

        1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                  (a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time except as provided in Sections 1.6(c) and 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive:

                           (i) a cash payment ("Cash Payment"); and

                           (ii) that number of shares of Parent Common Stock
equal to the Exchange Ratio.

Such consideration is hereinafter sometimes collectively referred to as the "Merger Consideration."

         The Exchange Ratio shall equal (i) (A) $4,500,000 divided by (B) the per share public offering price of the Parent Common Stock in the Secondary Offering (as defined in Section 6.3(h)) before underwriters' discounts and expenses (rounded up to the nearest whole share)("Offering Price"), divided by
(ii) the number of shares of Company Common Stock outstanding as of the Effective Time.


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        The Cash Payment shall equal (i) $3,500,000, less (A) all expenses including, without limitation, all legal and accounting fees and expenses, of the Company and of the Shareholders relating to the transactions contemplated hereby (other than the payment of the reasonable expenses incurred by the Company for audit of its financial statements to be included in the Parent's pending registration statement (SEC File No. 333-85079) and up to $25,000 for the Company's reasonable legal expenses) and (B) any payments made by the Parent pursuant to Section 5.12 if the Closing occurs on or before January 15, 2000 divided by (ii) the number of shares of Company Common Stock outstanding as of the Effective Time.

                  (b) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

                  (c) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Offering Price.

                  (d) Treasury Stock. Each outstanding share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective time shall be canceled without payment.

        1.7    Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has exercised dissenters' rights for such shares in accordance with Wisconsin Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Wisconsin Law.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters' rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration and payment for fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.


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                  (c) The Company shall give Parent (i) prompt notice of any written demand received by the Company to require the Company to purchase shares of the Company's Common Stock pursuant to the applicable provisions of Wisconsin Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

         1.8 Surrender of Certificates.

                  (a) Exchange Agent. Foley, Hoag & Eliot LLP shall act as exchange agent ("Exchange Agent") in the Merger.

                  (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of the Merger Consideration issuable pursuant to Section
1.6 in exchange for outstanding shares of Company Common Stock.

                  (c) Exchange Procedures. At or before the Effective Time, each holder of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall surrender to the Exchange Agent for cancellation the Certificates, duly endorsed to Parent or accompanied by duly executed stock powers and assignments separate from certificate transferring title to such shares to Parent. Promptly after the Effective Time, and against receipt of such Certificates, the Exchange Agent shall issue to each tendering holder of a Certificate a certificate for the number of shares of Parent Common Stock to which such holder is entitled and payment in lieu of fractional shares pursuant to Section 1.6 hereof and the Certificate so surrendered shall forthwith be canceled. To the extent that any holder of a Certificate does not so surrender such Certificate at or before the Effective Time, then promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of Certificates,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent after the Effective Time, or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock, the Cash Payment, and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes,


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
other than the payment of dividends, to evidence the right to receive the Cash Payment and the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Common Stock. The Cash Payment and the shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange


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
Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986. The parties shall not take a position on any tax returns inconsistent with this Section 1.11.


         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.



                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and the Shareholders represent and warrant to Parent and Merger Sub, subject to the exceptions set forth in the Disclosure Schedule attached hereto as Exhibit E ("Company Disclosure Schedule") as follows:

         2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. The Company has the corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted by the Company. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects ("Material Adverse Effect") of the Company. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to counsel for Parent.


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
         2.2 Company Capital Structure. Immediately prior to the Effective Time, the authorized capital stock of the Company consists of 9,000 shares of Common Stock, without par value. There are 1,000 shares of the Company Common Stock issued and outstanding held by the persons, and in the amounts, set forth on Exhibit F. At the time of the Closing, such list shall have been appropriately adjusted to reflect any option exercises and stock repurchases since the date hereof. No shares of any holder were subject to repurchase upon termination of employment as of the Effective Time. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. There are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

         2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or business entity.

         2.4 Authority.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's shareholders as contemplated by
Section 6.1(a). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, as amended, or Bylaws of the Company or (ii) any other material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing


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
of the Delaware Filing with the Secretary of State of the State of Delaware,
(ii) the Wisconsin Filing with the Department of Financial Institutions of the State of Wisconsin, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company.

                  (b) Each of the Shareholders has all requisite power and authority to enter into this Agreement and any Related Agreements (as defined in Section 6.1(e)) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which each Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Shareholder, and no further action is required on the part of such Shareholder to authorize the Agreement, any Related Agreement to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which such Shareholder is a party have been duly executed and delivered by such Shareholder, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of such Shareholder, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

         2.5 Company Financial Statements. Section 2.5 of the Company Disclosure Schedule sets forth the Company's unaudited financial statement for the fiscal years ending December 31, 1997 and 1998 and the Company's unaudited financial statements for the 8 months ended August 31, 1999 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with the books and records of the Company using accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other. The Financial Statements present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein. The unaudited balance sheet of the Company as of August 31, 1999 is hereinafter referred to as the "Company Balance Sheet."

         2.6 No Undisclosed Liabilities. The Company does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements), and whether due or to become due, which individually or in the aggregate, (i) have not been reflected in the Company Balance Sheet, (ii) have not been specifically described in this Agreement or in
Section 2.6 of the Company Disclosure Schedule, or (iii) are not normal or recurring liabilities incurred since August 31, 1999 in the ordinary course of business consistent with past practices.

         2.7 No Changes. Since the date of the Company Balance Sheet there has not been, occurred or arisen any:


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                  (a) material adverse change in the financial condition,
liabilities, assets, business, or prospects of the Company;

                  (b) amendments or changes in the Certificate of Incorporation or Bylaws of the Company;

                  (c) capital expenditure by the Company, either individually or in the aggregate, exceeding $50,000;

                  (d) destruction, damage to, or loss of any assets of the Company (whether or not covered by insurance) that constitutes a Material Adverse Effect on the Company;

                  (e) labor trouble or claim of wrongful discharge of which the Company has received written notice or of which the Company is aware, or other unlawful labor practice or action;

                  (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                  (g) revaluation by the Company of any of its assets;

                  (h) declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares;

                  (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;

                  (j) acquisition, sale or transfer of any material asset of the Company other than in the ordinary course of business;

                  (k) amendment or termination of any material contract, agreement or license to which the Company is a party;

                  (l) loan by the Company to any person or entity, or guaranty by the Company of any loan;

                  (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;


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                  (n) the commencement or notice or threat of commencement of any governmental proceeding against or investigation of the Company or its affairs;

                  (o) other event or condition of any character that has or might reasonably be expected to have a Material Adverse Effect on the Company;

                  (p) issuance or sale by the Company of any of its shares or of any other of its securities except for issuances or sales as a result of exercises of stock options granted under the Company Stock Option Plan or rights previously granted to purchase shares of the Company's capital stock;

                  (q) change in pricing or royalties set or charged by the Company; or

                  (r) negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (q), other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement.

        2.8    Tax and Other Returns and Reports.

                  (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, exercise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under agreement or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) The Company has timely filed (taking into account applicable extensions) all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to have been filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company, and have paid all Taxes shown to be due on such Returns.

                  (c) The Company as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and any other Taxes required to have been withheld, in all cases to the extent such amounts are materially individually or in the aggregate.

                  (d) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company


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
nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (e) To the Company's knowledge, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                  (f) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any representative thereof.

                  (g) The Company does not have any material liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company in the ordinary course.

                  (h) There is no contract, agreement, plan or arrangement to which the Company is a party to this Agreement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended ("Code").

                  (i) The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                  (j) The Company is not a party to and has no obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                  (k) Except as may be required as a result of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                  (l) None of the Company's assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                  (m) The Company Disclosure Schedule lists (i) any foreign Tax holidays, (ii) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company with any Tax authority, and (iii) any expatriate programs or policies affecting the Company.


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
                  (n) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (o) The Company has been a qualifying S corporation within the meaning of Section 1361 of the Code (and any similar relevant state or local statute) at all times since its inception.

                  (p) The Company has reviewed with the Company's own tax advisors the federal, state and local tax consequences of the Merger and the transactions contemplated by this Agreement. The Company is relying solely on such advisors and not on any statements or representations of the Parent or any of its agents, and understands that the Company (and not the Parent) shall be responsible for the Company's own tax liability that may arise as a result of the transactions contemplated by this Agreement.

         2.9 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted.

         2.10 Title of Properties, Absence of Liens and Encumbrances; Condition of Equipment.

                  (a) The Company owns no real property. Section 2.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental or other fee payable under any such lease. All such leases are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such default from occurring), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect on the Company.

                  (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in Section 2.10(b) of the Company Disclosure Schedule and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                  (c) Section 2.10(c) of the Company Disclosure Schedule sets forth all equipment ("Equipment") owned or leased by the Company except equipment with an aggregate value of less than $10,000. The Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, normal wear and tear excepted, (iv) regularly and properly maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

         2.11 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

                  "Intellectual Property" shall mean any or all of the following, in any form and embodied in any media: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, and (vii) tools, methods and processes.

                  "Intellectual Property Rights" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications and "moral" rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (y) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

                  "Company Intellectual Property" shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

                  "Registered Intellectual Property Rights" shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority.

                  (a) Section 2.11(a) of the Company Disclosure Schedule lists-all Registered Intellectual property owned by, or filed in the name of, the Company ("Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property. Section 2.11(a) of the Company Disclosure Schedule also lists and identifies all computer software that is owned by the Company (collectively, "Owned Software") and all computer software (other than Owned

Software) that is used by the Company for any purpose whatsoever in its business as presently conducted (collectively, the "Licensed Software"). The Owned Software and the Licensed Software are collectively referred to as the "Software".

                  (b) Each item of the Company Intellectual Property and all Intellectual Property licensed to the Company, is free and clear of any liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") except, in the case of licensed Intellectual Property, the restrictions set forth in
Section 2.11(b) of the Company Disclosure Schedule. The Company is the exclusive owner of all Company Intellectual Property.

                  (c) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

                  (d) The Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person, except as provided in Section 2.11(f) below.

                  (e) The Company Intellectual Property and the Licensed Software constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, or is reasonably contemplated by the Company on the date hereof to be conducted by the Company in the foreseeable future, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development). The Company has valid licenses to all software owned by third parties that is used in and/or necessary to the operation of the Company's products as they are currently used, and the Company is not in default with respect to any such license.

                  (f) Other than "shrink-wrap" and similar widely available third-party, commercial end-user licenses, the contracts, licensees and agreements listed in Section 2.11(f) of the Company Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

                  (g) Section 2.11(g) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the

Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

                  (h) The operation of the business of the Company as it currently is conducted or is reasonably contemplated to be conducted by the Company in the foreseeable future, including, but not limited to, the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not, to the knowledge of the Company and the Shareholders, infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction nor, to the knowledge of the Company and the Shareholders, is there any reasonable basis therefor.

                  (i) The Company has no Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company.

                  (j) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company or the Shareholders regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

                  (k) To the knowledge of the Company and the Shareholders, no person is infringing or misappropriating any Company Intellectual Property.

                  (l) The Company has taken all commercially reasonable steps in order to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Except as set forth in Section 2.11(l) of the Company Disclosure Schedule, all current and former employees, consultants and contractors of the Company who have or have had access to confidential, proprietary or trade secret information of the Company ("Recipients") have entered proprietary information, confidentiality and assignment of inventions agreements with the Company. Section 2.11(l) of the Company Disclosure Schedule contains a list of all Recipients indicating those who have signed the agreements and those who have not entered into such agreements and the form of each such agreement.

                  (m) No Company Intellectual Property, Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

                  (n) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or, to the knowledge of the Company and the Shareholders, otherwise violates any law or regulation.

                  (o) All of the Company's products and services (including products and services currently under development) will record, store, process, calculate and present calendar dates falling on and after (and, if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). All of the Company's products and services (i) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and (ii) will be interoperable with other products and services used and distributed by the Company that may deliver records to the Company's products or receive records from the Company's products, or interact with the Company's products, including, but not limited to, backup and archived data. The Company has described its Year 2000 testing and compliance programs in Section 2.11(o) of the Company Disclosure Schedule. All of the Company's internal computer and technology products and systems are Year 2000 Compliant.

         2.12 Agreements, Contracts and Commitments. Except as disclosed in
Section 2.12 of the Company Disclosure Schedule, the Company does not have and is not a party to:

                  (a) any collective bargaining agreements,

                  (b) any agreements that contain any unpaid severance liabilities or obligations,

                  (c) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

                  (d) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, not terminable by the Company on thirty days notice without liability, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will,

                  (e) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                  (f) any fidelity or surety bond or completion bond,

                  (g) any lease of personal property except for leases of equipment with an aggregate value of less than $10,000,

                  (h) any agreement of indemnification or guaranty not entered into in the ordinary course of business,

                  (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any person,

                  (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $10,000,

                  (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise,

                  (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof,

                  (m) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $10,000 or more,

                  (n) any construction contracts,

                  (o) any distribution, joint marketing or development agreement,

                  (p) any other agreement, contract or commitment which involves $10,000 or more and is not cancelable without penalty within thirty (30) days, or

                  (q) any agreement which is otherwise material to the Company's business.

        The Company has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment to which it is bound (including those set forth in any of the lists separately certified by the Company) in such manner as would permit any other party to cancel or terminate the same.

         2.13 Interested Party Transactions. Except as disclosed in Section 2.13 of the Company Disclosure Schedule, no officer or director of the Company or person who owns at least ten percent (10%) of the outstanding stock of the Company (nor any parent, child or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity which purchases from or sells or furnish to, the Company, any goods or services, or (iii) a beneficial interest in any contract or agreement described in Section 2.12; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.13.

         2.14 Governmental Authorization. Section 2.14 of the Company Disclosure Schedule accurately lists each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to the Company (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties.

         2.15 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Company's knowledge, threatened against the Company, its properties or any of its officers or directors, in their capacities as agents of the Company. There is no investigation pending or, to the Company's knowledge, threatened against the Company, its properties or any of its officers or directors, in their capacities as agents of the Company by or before any governmental entity. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

         2.16 Minute Books. The minute books of the Company made available to counsel for Parent contain complete and accurate minutes of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company.

         2.17 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.18 Insurance. Section 2.18 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.19 Compliance With Laws. Except as to matters of which the Company is not aware and which do not either individually or in the aggregate result in a Material Adverse Effect with respect to the Company, the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

         2.20 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) which has been requested by Parent or its counsel.

         2.21 Binding Agreements; No Default. Except as set forth in Section
2.21 of the Company Disclosure Schedule, each of the contracts, agreements and other instruments shown on the Exhibits or on any lists or statements set forth in the Company Disclosure Schedule to which the Company is a party is a legal, binding, and enforceable obligation by or against the Company (assuming such contract, agreement or instrument has been duly authorized, executed and delivered by the other party(ies) thereto), and no party with whom the Company has an agreement or contract is, to the Company's knowledge, in material default thereunder or has breached any material terms or provisions thereof (subject to all applicable bankruptcy, insolvency, reorganization and other laws applicable to creditors' rights and remedies and to the exercise of judicial discretion in accordance with general principles of equity).

         2.22 Representations Complete. None of the representations or warranties made by the Company, nor any statement made in any list or other statement separately certified by the Company, Exhibits or certificates furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

         2.23 Third Party Consents. Except as set forth on Section 2.23 of the Company Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

         2.24 Accounts Receivable Inventory.

                  (a) The Company has made available to Parent a list of all accounts receivable of the Company as of August 31, 1999, along with a range of days elapsed since invoice.

                  (b) All of the accounts receivable of the Company arose in the ordinary course or business, are carried at values determined consistent with the Company's past accounting practices and, to the best of the Shareholders' knowledge, are collectible except to the extent of reserves therefor set forth in the Company Balance Sheet. No person has any Lien on any of such accounts receivable and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable.

                  (c) The Company has no inventory to be reflected on the Company Balance Sheet or on the Company's books and records.

         2.25 Environmental Matters.

                  (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company or, to the Company's or the Shareholders' knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing, nor has it disposed of, transported, sold or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. The Company currently holds all environmental approvals, permit, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental permit, Hazardous Material or any Hazardous Materials Activity of the Company. To the knowledge of the Company and the Shareholders, there is no fact or circumstance which is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

        2.26   Employee Benefit Plans and Compensation.

                  (a) The following terms shall have the meanings set forth below:

                           (i) "Affiliate" shall mean any other person or entity
under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

                           (ii) "Employee Plan" shall mean any plan, program,
policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

                           (iii) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                           (iv) "DOL" shall mean the Department of Labor;

                           (v) "Employee" shall mean any current or former
employee, consultant or director of the Company or any Affiliate;

                           (vi) "Employee Agreement" shall mean each management,
employment, severance, consulting, relocation or similar agreement contract or understanding between the Company or any Affiliate and any Employee;

                           (vii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (viii) "FMLA" shall mean the Family Medical Leave Act
of 1993, as amended;

                           (ix) "IRS" shall mean the Internal Revenue Service;

                           (x) "PBGC" shall mean the Pension Benefit Guaranty
Corporation; and

                           (xi) "Pension Plan" shall mean each Employee Plan
which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  (b) Schedule. Schedule 2.26(b) contains an accurate and complete list of each Employee Plan and each Employee Agreement. The Company has no plan or commitment to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law Agreement), or to enter into any Employee Plan or Employee Agreement.

                  (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement, including (without limitation) all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan;
(iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (v) all material written agreements and contracts relating to each Employee Plan, including, but not limited to, administrative service agreements and group insurance contracts;
(vi) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Employee Plan; (vii) all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; and (x) all discrimination tests for each Employee Plan for the most recent plan year.

                  (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and the Company and Shareholders have no knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in substantial compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code; (ii) no

"prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan; (iii) there are no actions, suits or claims pending or threatened nor is there any basis therefor (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses); (v) there are no audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (e) No Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA.

                  (f) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                  (g) COBRA. Neither the Company nor any Affiliate has, prior to the Closing, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

                  (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (i) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of the Company and the Shareholders, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy, nor is there any reasonable basis therefor.

                  (j) Labor. No work stoppage or labor strike against the Company is pending or threatened, nor is there any reasonable basis therefor. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Since inception, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                  (k) No Interference or Conflict. No shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement or is subject to any judgment, decree or order of any court of administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or presently proposed to be conducted, nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or, to the knowledge of the Company and the Shareholders, consultants is now bound.

         2.27 Warranties, Indemnities. Except for the warranties and indemnities contained in (i) those contracts and agreements set forth in Section 2.12 of the Company Disclosure Schedule and (ii) the Company's standard product warranty agreements substantially in the form set forth in Section 2.12 of the Company Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company. Section 2.27 of the Company Disclosure Schedule contains a complete and accurate summary of all warranty claims on the Company's products occurring since the Company's inception.

         2.28 Adequacy and Functionality of Company Products. The assets of the Company, including, without limitation, the source code and products of the Company, are now and following the Effective Time will be sufficient for the conduct of the business of the Company in the same manner as the business is now conducted. The Owned Software now performs, and following the Closing will perform, substantially in accordance with applicable user documentation provided by the Company to the customers using such Owned Software, and does not contain and is not subject to any operational defect or limitation which is reasonably likely to substantially impair the capability or effectiveness of the Owned Software to achieve its functions described in such user documentation. The Owned Software contains all current revisions of such software in the Company's possession, and includes all source code, object code, forms of such software and all computer programs, materials processes, tapes, and know-how related to such Owned Software. The Company has delivered to the Parent complete and correct copies of the current version of all user documentation in the Company's possession related to the Owned Software.

         2.29 Investment Representations. Each Shareholder represents that it is acquiring the shares of Parent Common Stock to be received by such Shareholder in the Merger for its own account for investment and not for, with a view to or in connection with any resale or distribution thereof. Each Shareholder further represents that (a) such Shareholder has full power and authority to enter into and to perform this Agreement in accordance with its terms and, with respect to the O'Brien Trust only, that such Shareholder has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Parent, (b) such Shareholder has reviewed the representations concerning the Parent contained in this Agreement, and has made such inquiry concerning the Parent, its business and its personnel, as such Shareholder deems appropriate in connection with its investment in the Parent, (c) the officers of the Parent have made available to such Shareholder any and all written information which it has requested and has answered to such Shareholder's satisfaction all inquiries made by such Shareholder, (d) such Shareholder has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of such Shareholder's investment in the Parent and such Shareholder is able financially to bear the risks thereof, and (e) such Shareholder is an "accredited investor" within the meaning of Regulation D under the Securities Act.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company and the Shareholders, subject to the exceptions previously certified in writing by Parent or Merger Sub, as follows:

         3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub taken as a whole. Parent has delivered a true and correct copy of the Certificate or Articles of Organization and Bylaws of each of Parent and Merger Sub, as amended to date, to counsel for the Company.

         3.2 Capital Structure.

                  (a) The authorized stock of Parent consists of 100,000,000 shares of Common Stock, $0.001 par value per share, of which 9,846,340 shares were issued and outstanding as of September 30, 1999, and 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which 2,169,771 were issued and outstanding as of September 30, 1999. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

                  (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable.

         3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The shareholders of Parent are not required to approve the Merger, the Agreement or the transactions contemplated hereby under applicable law or NASD rules or regulations. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (i) any provision of the Certificates of Incorporation or Bylaws of Parent or the Articles of Organization or Bylaws of Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Delaware Filing with the Secretary of State of the State of Delaware, (ii) the filing of the Wisconsin Filing with the Department of Financial Institutions of the State of Wisconsin, (iii) the filing of a Form 8-K with the Securities and Exchange Commission (the "SEC") within 15 days after the Closing Date, and any filings as may be required under applicable state and federal securities laws and the laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent.

         3.4 SEC Documents, Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of the following documents (collectively, the "SEC Documents"): (i) Annual Report on Form 10-KSB, filed with the SEC on September 28, 1999 (the "10-K") and (ii) the October 15 draft of the Registration Statement on Form S-1, to be filed with the SEC on or about the date of this Agreement (the "Draft S-1"). The 10-K complied in all material respects with the requirements of the Exchange Act of 1934, as amended or the Securities Act of 1933, as amended (the "Act") when filed. The Draft S-1 contains no untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the 10-K (the "Parent Financial Statements") are complete and correct in all material respects, comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with previous SEC filings of the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, year-end adjustments, which will not be material in the aggregate). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

         3.5 No Material Adverse Change. Since October 15, 1999 there has not occurred: (a) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent; (b) any sale of a material amount of property of Parent, except in the ordinary course of business or (c) any other event or condition of any character that has or might reasonably be expected to have a Material Adverse Effect on the Parent that would require the Parent to file a report on Form 8-K.

         3.6 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion or as to which Parent has a reasonable basis to expect such notice of assertion, against Parent which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which could reasonably be anticipated to have a Material Adverse Effect on Parent.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject (i) to good faith disputes over such debts or taxes and (ii) in the case of taxes, to Parent's consent to the filing of material Returns if applicable, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of its present officers . and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that the Company's goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company which could have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

                  (a) Enter into any commitment or transaction (i) which requires performance over a period longer than six months in duration except transactions in the ordinary course of business, or (ii) to purchase fixed assets for a purchase price in excess of $5,000; except as mutually agreed in writing by Parent and the Company;

                  (b) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (x) payments made pursuant to standard written agreements outstanding on the date hereof and as disclosed on
Schedule 2.12 or (y) in the case of employees who do not have standard written agreements, payments of up to two months salary;

                  (c) Transfer to any person or entity any rights to the Company's Intellectual Property-other than nonexclusive object code licenses except as mutually agreed in writing by Parent and the Company;

                  (d) Enter into or amend any agreements pursuant to which any other party is. granted marketing or other rights of any type or scope with respect to any products or technology of the Company, except as mutually agreed in writing by Parent and the Company;

                  (e) Violate, amend or otherwise modify the terms of any of the contracts set forth in the Company Disclosure Schedule;

                  (f) Commence any litigation;

                  (g) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to the Company;

                  (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                  (i) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                  (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

                  (k) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business, except as mutually agreed in writing by Parent and the Company;

                  (l) Incur any indebtedness for borrowed money in excess of $175,000 or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

                  (m) Adopt or amend any employee benefit plan, or enter into any, employment contract except for offer letters in the Company's standard form for newly hired employees, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

                  (n) Revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (o) Pay, discharge or satisfy in an amount in excess of $5,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

                  (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

                  (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (q) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         4.2 No Solicitation. After the date of this Agreement and prior to the Effective Time, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees:

                  (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or substantially all of the Company's business and properties or to purchase or acquire capital stock of the Company whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition"),

                  (b) disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning the Company's business and properties or afford to any person or entity access to its properties, books or records, or

                  (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company's capital stock or assets, other than licensing of software in the ordinary course of business (a "Purchase"), provided, however, that the Company may participate in negotiations with, or furnish information to, a party other than Parent or its designees who has made a written Acquisition or Purchase offer or proposal if the Company's Board of Directors, upon receipt of a written opinion from its outside counsel, determines that failure to do so would constitute a breach of the Board's fiduciary duty under applicable law.

        In the event the Company shall receive any such written offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company party shall immediately inform Parent as to all material facts relating to any such offer or proposal (including the identity of the party making such offer or proposal and the specific terms thereof) and will cooperate with Parent by furnishing any information it may reasonably request.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Meeting of Company Shareholders. The Company shall promptly take all action necessary in accordance with Wisconsin law, and the Company's Certificate of Incorporation and Bylaws to prepare and solicit an Action By Written Consent of the Company Shareholders. The Company shall use its best efforts to obtain the approval of the shareholders of the Company for the Merger and shall take all other action necessary or advisable to secure the vote or consent of its shareholders required by Wisconsin Law to effect the Merger.

         5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request and shall provide the Company with reasonable access to its executive officers in this connection. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.3 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a Nondisclosure Agreement dated September 3, 1999, which agreement shall continue in effect in accordance with its terms.

         5.4 Expenses. All expenses incurred in connection with the Merger and this Agreement shall be the obligation of the party incurring such expenses (and the Shareholders in the case of the Company's expenses; provided, that, the Shareholders may cause the Company to pay legal fees and disbursements in connection with the Merger and this Agreement not to exceed $25,000).

         5.5 Public Disclosure. Unless otherwise required by law, prior to the Effective Time no disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws.

         5.6 Consents. Each of Parent and the Company shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company shall use its best efforts to obtain all necessary consents, waivers and approvals under any of the Company's material agreements, contracts, licenses or leases in connection with the Merger. All such necessary consents are set forth in Section 5.6 of the Company Disclosure Schedule.

         5.7 Legal Requirements. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         5.8 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         5.9 Best Efforts; Additional Documents and Further Assurances. Each of the parties to this Agreement shall each use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Parent will use commercially reasonable best efforts to have Secondary Offering completed as soon as possible.

         5.10 Employment Agreements. Concurrently herewith, Brad Baker and Pat O'Brien each are entering into Employment Agreements with Parent substantially in the form attached hereto as Exhibit A, to become effective at the Effective Time.

         5.11 Support Agreement. Concurrently herewith, the Shareholders each are entering in Support Agreements with Parent substantially in the form attached hereto as Exhibit B, providing that they will vote for, and use their best efforts to cause to occur, the Merger.

         5.12 Payments before Merger. Parent paid the Shareholders $100,000 on or about October 1, 1999. If the Closing has not occurred on or before November 16, 1999 the Parent shall make a second payment of $100,000 to the Shareholders. If the Closing has not occurred on or before December 16, 1999, the Company shall make a third payment of $100,000 to the Shareholders. No such payment shall be made after termination of this Agreement pursuant to Article IX or if either Shareholder or the Company has materially breached his or its duties under this Agreement and such breach has not been cured to the reasonable satisfaction of the Parent. The foregoing payments shall be retained by the Shareholders whether or not the Merger is consummated, but, if the Merger is consummated, the payments shall be credited as provided in Section 1.6(a).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                  (b) Board Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Board of Directors of the Company, Parent and Merger Sub.

                  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or limiting or restricting the operation of the business of the Company following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                  (d) Approval. Parent, Company and Merger Sub shall have timely obtained all necessary approvals from Governmental Entities.

                  (e) Related Agreements. The related agreements referred to in Sections 5.10 and 5.11 shall be in full force and effect. Such agreements are collectively referred to herein as the "Related Agreements.")

         6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied. with by it as of the Effective Time.

                  (b) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer or Treasurer to the effect that, as of the Effective
Time:

                           (i) all representations and warranties made by Parent
and Merger Sub under this Agreement are true and complete in all material respects; and

                           (ii) all covenants, obligations and conditions of
this Agreement to be performed by Parent and Merger Sub on or before such date have been so performed in all material respects.

                  (c) Legal Opinion. The Company shall have received a legal opinion from Foley, Hoag & Eliot LLP, counsel to Parent, substantially in the form of Exhibit G hereto.

                  (d) No Material Adverse Changes. There shall not have occurred any event or change in the business, properties, results of operations or financial condition of Parent since the date hereof that would constitute a Material Adverse Effect.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                  (b) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Effective Time:

                           (i) all representations and warranties made by the
Company under this Agreement are true and complete in all material respects;

                           (ii) all covenants, obligations and conditions of
this Agreement to be performed by the Company on or before such date have been so performed in all material respects; and

                           (iii) attached to such certificate are true and
correct copies of the Company's Certificate of Incorporation, as certified by the Secretary of the State of the State of Wisconsin, Bylaws and resolutions of the Company's Board of Directors and Shareholders approving the transactions contemplated by this Agreement.

                  (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in order to assign the agreements listed pursuant to Section 5.7.

                  (d) Legal Opinion. Parent shall have received a legal opinion from Keating, Muething & Klekamp, P.L.L., legal counsel to the Company, in substantially the form of Exhibit H.

                  (e) No Material Adverse Changes. There shall not have occurred any event or change in the business, properties, results of operations or financial condition of the Company that would constitute a Material Adverse Effect.

                  (f) Dissenters. No holders of the outstanding Company Common Stock shall have exercised, or shall continue to have the right to exercise, dissenters' rights with respect to the transactions contemplated by this Agreement.

                  (g) Resignation of Current Directors and Officers of the Company. Parent shall have received letters of resignation of all of the directors and officers of the Company effective as of the Effective Time.

                  (h) Parent Registration Statement. The pending registration statement (SEC File No. 333-85079) of the Parent shall have been declared effective by the SEC and the Parent and the underwriters named therein shall have closed the purchase and sale of the stock of the Parent registered thereby. (Such transaction is referred to herein as the "Secondary Offering.")

                                   ARTICLE VII

                                   TAX MATTERS

         7.1 Tax Periods Ending On Or Before the Closing Date. The Shareholders shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. The Shareholders shall permit Parent to review and comment on each such Return described in the preceding sentence prior to filing.

         7.2 Cooperation on Tax Matters.

                  (a) Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent agrees to cause the Company (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) prior to the expiration of the statue of limitations to give the Shareholders reasonable written notice prior to transferring, destroying or discarding any such books and records of the Shareholders so requested, to allow the Shareholders to take possession of books and records.

                  (b) Parent and the Shareholders agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental. authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation in respect of the transactions contemplated by this Agreement).


                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         8.1 Survival of Representations, Warranties and Covenants. All representations and warranties in this Agreement or in any other agreement or instrument delivered pursuant to this Agreement shall survive until the date Parent releases its annual independent audit of the consolidated financial statements applicable to Parent for the period ending December 31, 2000, and shall continue to survive as to damages (or a potential claim by an appropriate party) asserted in good faith prior to such date.

         8.2 Indemnification.

                  (a) Subject to the terms and conditions of this Article VIII, the Shareholders agree jointly and severally to indemnify and hold harmless Parent and its officers, directors, agents, affiliates and representatives (collectively, the "Indemnitees"), from and in respect of, and hold the Indemnitees against, any and all damages, fines, penalties, losses, liabilities, judgments, deficiencies, and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expense of attorneys and accountants and other expenses of litigation), offset or reduced by the amount of any insurance proceeds or tax benefits actually received by Parent in respect of any of the foregoing, incurred or suffered by any of the Indemnitees ("Damages") resulting from, relating to or in connection with any misrepresentation, breach of representation or warranty or failure to perform any covenant or agreement of the Company or the Shareholders contained in this Agreement or any inaccuracy in any schedule or certificate delivered by the Company or the Shareholders pursuant to this Agreement. Notwithstanding the first sentence of this Section 8.2(a), each Shareholder shall be severally and not jointly liable for claims based on such party's representations and warranties contained in Section 2.4(b).

                  (b) Each Shareholder acknowledges that its indemnification obligations hereunder are solely in his capacity as a former shareholder or beneficial owner of shares of the Company, and, accordingly, the indemnification obligations in this Article VIII shall not entitle any current or former officer, director or employee of the Company to any indemnification from the Company pursuant to the Certificate of Incorporation, or any agreement with the Company (notwithstanding any insurance policy).

         8.3 Indemnification Liability Limitations.

                  (a) The Shareholders shall not be liable under this Article VIII unless Damages totaling in excess of $25,000 (the "Basket Amount") have been determined in which case Parent shall be entitled to recover all Damages; provided, however, Damages with respect to (i) claims based on fraud and (ii) breaches of the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.8, 2.11 and 2.28 shall be paid without regard to the Basket Amount.

                  (b) Nothing in this Article VIII shall limit, in any manner (whether by time, amount, procedure or otherwise), any remedy at law or in equity to which Parent may be entitled as a result of actual fraud or willful misrepresentation or misconduct by the Company or Shareholders.

         8.4 Shareholder Agent of the Shareholders. In the event that the Merger is closed, Pat O'Brien shall be appointed as the Shareholder Agent for each Shareholder.

         8.5 Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in an indemnity claim hereunder, Parent shall notify the

Shareholder Agent of such claim, and the Shareholder Agent and the Shareholders of the Company shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Shareholder Agent, no settlement of any such claim with third-party claimants shall be determinative of the amount or validity of any indemnity claim by Parent hereunder. In the event that the Shareholder Agent has consented to any such settlement, no Shareholder shall have power or authority to object under any provision of this Article VIII to the amount of any indemnity claim by Parent against the Shareholders with respect to such settlement.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) by mutual written consent of the Shareholders and Parent;

                  (b) by Parent if (i) it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or any of the Shareholders and such breach has not been cured within five business days after written notice to the Company or to the Shareholders, as the case may be, or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit Parent's or the Company's ownership or operation of all or a material portion of the business of the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger.

                  (c) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within five days after written notice to Parent;

                  (d) by any party hereto if: (i) the Effective Time has not occurred by January 15, 2000; (ii) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger;
(iii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or (iv) if the Company's Shareholders do not approve the Merger.

        Where action is taken to terminate this Agreement pursuant to this
Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Shareholders or their respective officers, directors or shareholders, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         9.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  At the Parent's option, the date specified in Section 9.1(d) may be extended to February 15, 2000 upon the Parent's payment of $50,000 to each of the Shareholders on or before January 15, 2000 and if Parent shall elect to make such payments, such payment shall not be applied to the Cash Payment.


                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Parent or Merger Sub, to:

                    Cytation.com Incorporated
                    56 Hammarlund Way
                    Newport, RI  02842
                    Attn: Richard A. Fisher, Chairman of the Board of Directors with a copy to:

                    Foley, Hoag & Eliot LLP
                    One Post Office Square
                    Boston, MA 02109
                    Attention: Robert L. Birnbaum, Esq.

               (b)  if to the Company, to:

                    Student Success, Inc.
                    607 Redna Terrace
                    Suite 600
                    Cincinnati, OH  45215-9906
                    Attn: Brad Baker
                    Attn: Pat O'Brien

                    with a copy to:

                    Keating, Muething & Klekamp, P.L.L.
                    1400 Provident Tower
                    One East Fourth Street
                    Cincinnati, OH  45202
                    Attention: Paul V. Muething, Esq.

               (c) if to a Shareholder, to the address of such Shareholder listed on Exhibit F,

               (d) if to the Shareholder Agent to the address of such Shareholder listed on Exhibit F.

         10.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         10.4 Miscellaneous. This Agreement and the documents and instruments and other agreements among the parties hereto including all lists and statements separately certified in writing by the Company or Parent (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior. agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidential Nondisclosure Agreement dated September 3, 1999 which shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         10.5 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware. All parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of Delaware, and further agree that service of documents commencing any suit therein may be made as provided in Section 10.1.

         10.6 Resolution of Disputes; Stipulation Regarding Confidentiality. Except as otherwise provided in Article VIII, the parties hereto each agree to work together in good faith to resolve any disputes which may arise under this Agreement. Such attempts at resolution will be made at the level of a person to person meeting between the presidents of Parent and the Company, the Shareholders and the Shareholder Agent. Each party agrees that it will not initiate any litigation against any other party hereto regarding the subject matter of this Agreement for at least sixty (60) days following such person to person meeting between the presidents of Parent and the Company, the Shareholders and the Shareholder Agent except for (i) motions for a temporary restraining order or other preliminary equitable relief and (ii) circumstances in which a delay for such period would result in such action being barred as a result of the relevant statute of limitations expiring. In the event any litigation is initiated in compliance with this Section, the parties agree jointly to stipulate to the court that all proceedings in such action be kept confidential.

         10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or Rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            [The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholders (as to Articles II and VIII only) have caused this Agreement and Plan of Merger to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                    CYTATION.COM INCORPORATED


                                    By:  /s/ Richard A. Fisher
                                         ----------------------------------
                                         Name:  Richard A. Fisher
                                         Title:

                                    COLLEGELINK.COM INCORPORATED


                                    By:  /s/ Thomas Burgess
                                         ----------------------------------
                                         Name:  Thomas Burgess
                                         Title: President

                                    STUDENT SUCCESS, INC.


                                    By:  /s/ Patrick S. O'Brien
                                         ----------------------------------
                                         Name:  Patrick S. O'Brien
                                         Title: President

                                    SHAREHOLDERS:

                                    /s/ Bradford J. Baker
                                    ---------------------------------------
                                    Bradford J. Baker

                                    /s/ Patrick S. O'Brien
                                    ---------------------------------------
                                    Patrick S. O'Brien

                                    PATRICK S. O'BRIEN STOCK TRUST

                                    /s/ William J. Keating, Jr.
                                    ---------------------------------------
                                    William J. Keating, Jr.
                                    Trustee

                                                                    Exhibit A to
                                                    Agreement and Plan of Merger

                          COLLEGELINK.COM INCORPORATED

                     NONCOMPETITION AND EMPLOYMENT AGREEMENT


         This Noncompetition and Employment Agreement (this "Agreement") is entered into as of ________, 1999, among CollegeLink.com Incorporated, a Delaware corporation (the "Company"), Cytation.com Incorporated, a New York corporation and owner of all the issued and outstanding stock of the Company ("Cytation"), and _________________ ("Executive").

         A. Executive is an officer, director and shareholder of Student Success Inc., a Wisconsin corporation ("SSI"), and SSI, Cytation and the Company have agreed to merge SSI with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger dated as of October __, 1999 (the "Merger Agreement").

         B. It is a condition precedent to the closing of the Merger that Executive continue as an employee of the Company after the date of the closing of the Merger (the "Closing Date").

         C. This Agreement will become effective, and the term of this Agreement will commence, on the Closing Date.

         The Company and Executive hereby agrees as follows:

         1. EMPLOYMENT. The Company is employing Executive, and Executive accepts employment upon the terms and conditions set forth in this Agreement. (As used throughout this Agreement, "Company" shall mean and include any and all of its present and future subsidiaries and any and all subsidiaries of a subsidiary). Executive warrants that he is free to enter into and perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement which would restrict his performance under this Agreement.

         2. DUTIES. During the term of this Agreement, Executive's services shall be exclusive to the Company, and he shall devote his entire business time, attention and energies to the business of the Company and the duties to which the President of the Company shall assign him from time to time, including the transition of the operations and employees of SSI to the Company. Executive agrees to perform his services faithfully and to the best of his ability and to carry out the policies and directives of the Company. Notwithstanding the foregoing, the Executive may participate in community boards and committees and in activities generally considered to be in the public interest, so long as such participation and activities do not materially interfere with his duties hereunder.

         3. TITLE. During his employment hereunder, the Executive shall have the position of _____________ or such other executive position as the President of the Company may determine.

         4. TERM. The term of this Agreement shall commence on the Closing Date and shall extend until the first anniversary thereof, unless terminated sooner in accordance with Section 6 of this Agreement.

         5. COMPENSATION & BENEFITS.

                  (a) SALARY. For all Executive's services and covenants under this Agreement, the Company shall pay Executive an initial annual salary of $125,000 payable in accordance with the Company's payroll policy in effect from time to time.

                  (b) STOCK OPTIONS. The Company's parent, Cytation, will grant Executive incentive stock options to purchase a total of 200,000 shares of Cytation's common stock at a price equal to the price to the public of the shares of Cytation common stock in the public offering thereof pursuant to the pending registration statement of Cytation on Form S-1 (SEC File No. 333-85079), such options to be substantially in the form of Exhibit A attached hereto.

                  (c) BENEFITS. Executive shall be entitled to all medical insurance, vacation, sick leave, holidays and other fringe benefits in accordance with Company policies made available from time to time to other executives of the Company.

                  (d) MOVING EXPENSES. In the event that the Company requires Executive to relocate, the Company shall reimburse Executive for all reasonable and customary expenses incurred by Executive in connection with any such relocation.

         6. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement, the Executive's employment may be terminated:

                  (a) FOR CAUSE. By the Company for cause (as hereinafter defined). For purposes of this Agreement cause shall mean: (i) failure or refusal by the Executive (other than by reason of any disability, illness or other incapacity) to perform his assigned duties for the Company, which failure or breach continues for more than 10 days after written notice thereof is given to the Executive; (ii) commission by the Executive of an act of dishonesty or moral turpitude; or (iii) commission by the Executive of an act of fraud upon the Company or an act materially evidencing bad faith toward the Company. In the event of termination for cause, the Company will pay to the Executive accrued but unpaid annual salary through the date of termination.

                  (b) FOR DISABILITY. By the Company, upon 20 days' notice to the Executive if he should be prevented by illness, accident or other disability from discharging any of his material duties hereunder for thirty (30) consecutive days or one or more periods totaling thirty (30) days, provided that compliance with this paragraph shall be subject to the "Americans with Disabilities Act" and the "Family and Medical Leave Act", or such other laws as may be applicable to this Agreement. In the event of such termination of Executive's employment, the Company's obligation to pay further compensation hereunder shall cease forthwith, except that the Executive shall be entitled to receive his accrued but unpaid annual salary for the period up to the last day of the month in which such termination of employment occurred.

                  (c) WITHOUT CAUSE. By the Company, without cause, provided, however, that if the Executive's employment is terminated pursuant to this Section, the Executive shall continue to receive his annual salary as provided in Section 5(a) until the first anniversary of the date of termination and continued coverage in all group health and medical plans.

                  (d) BY RESIGNATION. By the Executive upon providing thirty
(30) days written notice to the Company, provided, however, that, in the event of termination by resignation, the Company will pay to Executive accrued but unpaid annual salary through the date of termination.

                  (e) FOR GOOD REASON. By the Executive for "Good Reason", which shall consist solely of the following: (i) failure of the Company to continue the Executive during the term of this Agreement with executive duties and responsibilities with respect to its business; or (ii) a material breach by the Company of any provision of this Agreement which continues for more than 10 days following written notice by the Executive to the Company specifying such breach. In the event of termination under this Section, the Executive shall have no further obligations to the Company except his obligations under Sections 7, 8, 9 and 10, and the Executive shall be entitled to the severance benefit set forth in Section 6(c) above.

                  (f) BY DEATH. In the event of the Executive's death during the term of his employment, the Company's obligation to pay further compensation hereunder shall cease forthwith, except that the Executive's legal representative shall be entitled to receive his annual salary for the period up to the last day of the month in which such death shall have occurred.

                  (g) BY MUTUAL AGREEMENT. By the mutual, written agreement of the Company and the Executive.

                  (h) RELEASE. The Company's obligation to make the severance payments specified in Sections 6(c) or 6(e) are subject to the condition precedent that the Executive execute and deliver to the Company a general release, reasonably satisfactory in form to the Company's legal counsel, of all claims that he may have against the Company or its officers, directory, agents, employees, attorneys, accountants, or stockholders arising out of, or relating to, this Agreement or his employment with the Company.

         7. ALL BUSINESS TO BE PROPERTY OF THE COMPANY; ASSIGNMENT OF INTELLECTUAL PROPERTY.

                  (a) COMPANY PROPERTY. Executive agrees that any and all presently existing business of the Company and all business developed by him or any other executive of the Company, including, without limitation, all contracts, fees, commissions, compensation, records, customer or client lists, agreements and any other incident of any business developed, earned or carried on by Executive for the Company is and shall be the exclusive property of the Company, and (where applicable) shall be payable directly to the Company.

                  (b) ASSIGNMENT OF RIGHTS. Executive hereby grants to the Company (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to, all research, information, procedures, developments, inventions and improvements whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor, copyrights and applications therefor, programs, trade secrets, plans, methods, and all other data and know-how (herein sometimes "Intellectual Property") made, conceived, developed and/or acquired by him solely or jointly with others during the period of his employment with SSI or the Company, whether or not made, conceived, developed or acquired during regular business hours or on the premises of, or using properties of, SSI or the Company or in the regular scope of Executive's employment by SSI or the Company. Set forth on Schedule A attached to this Agreement are descriptions of inventions and copyrightable materials that the Executive has developed and reduced to practice prior to commencement of his employment with SSI and that are, accordingly, exempted from the provisions of this Section 7(b).

         8. CONFIDENTIALITY. Except as necessary in performance of services for the Company, Executive shall not, either during the period of his employment with the Company or thereafter, use for his own benefit or disclose to or use for the benefit of any person outside the Company, any information concerning any Intellectual Property, or other confidential or proprietary information of the Company, including, without limitation, any of the materials listed in
Section 7(a) or 7(b), whether Executive has such information in his memory or embodied in writing or other tangible form. All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without first obtaining authorization of the Company, which authorization may be revoked by the Company at any time. Upon the termination of Executive's employment in any manner or for any reason, Executive shall promptly surrender to the Company all copies of any of the foregoing, together with any documents, materials, data, information and equipment belonging to or relating to the Company's business and in his possession, custody or control, and Executive shall not thereafter retain or deliver to any other person any of the foregoing or any summary or memorandum thereof.

         9. NON-COMPETITION COVENANT. The Executive recognizes that the Company provides its services and products throughout the world and would be substantially injured by

Executive competing with the Company as described below in any part of the world and, therefore, Executive agrees and warrants that he will not, unless acting with the Company's express prior written consent, directly or indirectly, while an Executive of the Company and for a period of two (2) years following termination of such employment, engage, anywhere in the world and in any capacity, in any business or activity that competes with, or involves preparation to compete with, that of the Company as it is at the time of termination.

         Executive and the Company are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its business development and Executive's knowledge of this business. However, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

         Executive acknowledges that his agreement to this non-competition obligation is a material inducement to the Company to effect the Merger and that Executive is to receive substantial value by reason of the Merger.

         10. NON-SOLICITATION AGREEMENT. Executive agrees and covenants that he will not, unless acting with the Company's express written consent, directly or indirectly, during the term of this Agreement or for a period of two (2) years thereafter (a) solicit, entice away or interfere with the Company's contractual relationships with any customer, client, officer or Executive of the Company nor
(b) hire or assist another in the hiring of, or retain as a consultant or assist another in such retention, any such employee or any person who has been such an employee within the six (6) month period before such hiring or retention; provided, however, it shall not be deemed to be a violation of this covenant or the one contained in Section 9 hereof if, after termination of Executive's employment with the Company, Executive shall solicit sponsors for, or seek to do business with, existing customers or sponsors of the Company for or on behalf of a business which is not in competition with the Company.

         11. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receive or three days after having been mailed by first class mail, postage prepaid, or twenty-four hours after having been sent by Federal Express or similar overnight delivery services, as follows: (a) if to Executive, at ___________, or to such other person(s) or address(es) as Executive shall have furnished to the Company in writing; and (b) if to the Company, at 56 Hammarlund Way, RI 02842, Attention: Richard A. Fisher, Chairman.

         12. ASSIGNABILITY. In the event that the Company shall be merged with, or consolidated into, any other corporation, or in the event that it shall sell and transfer substantially all of its assets to another corporation or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation resulting from such merger or consolidation, or to which the Company's assets shall be sold and transferred. This Agreement shall not be assignable by Executive.

         13. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes in all respects all prior agreements of any kind concerning the subject matter hereof.

         14. EQUITABLE RELIEF. Executive recognizes and agrees that the Company's remedy at law for any breach of the provisions of Sections 7, 8, 9 or 10 hereof may be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance. Should Executive engage in any activities prohibited by, and material to, this Agreement, he agrees to pay over to the Company all compensation, remuneration or monies or property of any sort received in connection with such activities; such payment shall not impair the right of the Company to pursue any rights, remedies, obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.

         15. AMENDMENTS. This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected except by written instrument executed by the Company and Executive.

         16. SEVERABILITY. If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstances shall in no way affect any other term or provision of this Agreement, the application of such term or provisions in any other circumstances, or the validity or enforceability of this Agreement.

         17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

         18. CONFIDENTIALITY OF THIS AGREEMENT. The Executive shall not, either during the period of his employment with the Company or at any time thereafter, disclose to any person within or outside of the Company either the existence of this Agreement or any of the terms and conditions contained within this Agreement without first obtaining authorization of the Company, which authorization may be withheld by the Company at any time and for any reason.

         19. PARENT GUARANTY. Cytation hereby guarantees the obligations of the Company under this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Noncompetition and Employment Agreement as an instrument under seal as of the date first above written.


                                            COLLEGELINK.COM INCORPORATED


                                            By:
                                               --------------------------------
                                            Name:
                                            Title:

                                            CYTATION.COM INCORPORATED


                                            By:
                                               --------------------------------
                                            Name:
                                            Title:


                                            -----------------------------------
                                            [Executive]

                                                                    Exhibit A to
                                         Noncompetition and Employment Agreement


                            CYTATION.COM INCORPORATED
                             1999 STOCK OPTION PLAN
                             STOCK OPTION AGREEMENT


         This Agreement is by and between Cytation.com Incorporated (the "Company"), CollegeLink.com Incorporated ("CollegeLink") and Patrick S. O'Brien (the "Optionee").

                              W I T N E S S E T H:

         1. DEFINITIONS. Whenever used herein, the following terms shall have the meanings provided below:

         "ADMINISTRATOR" means the administrator of the Plan appointed pursuant to Section 3 of the Plan.

         "AGREEMENT" means this Stock Option Agreement.

         "BOARD" means the Board of Directors of the Company.

         "CHANGE IN CONTROL" means (i) a consolidation or merger of the Company with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary of the Company, excluding any transaction in which the stockholders of the Company immediately prior to the transaction will maintain voting control or own at least 50% (in each case, in substantially the same proportion as before such event) of the resulting entity after the transaction;
(ii) any corporate reorganization, including an exchange offer, in which the Company shall not be the continuing or surviving entity resulting from such reorganization, excluding any transaction in which the stockholders of the Company immediately prior to the transaction will maintain voting control or own at least 50% (in each case, in substantially the same proportion as before such event) of the resulting entity after the transaction; or (iii) the sale of a substantial portion of the Company's assets, which shall be deemed to occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to more than 75% of the total fair market value of all the assets of the Company.

         "CLOSING DATE" shall have the meaning given such term in the Employment Agreement.

         "COMMON SHARES" means shares of the Company's common stock, $.001 par value.

         "EMPLOYMENT AGREEMENT" means that certain Non-Competition and Employment Agreement between CollegeLink and the Optionee dated as of the Closing Date.

         "FAIR MARKET VALUE" has the meaning given such term in the Plan.

         "GRANT DATE" means the Closing Date.

         "PLAN" means the Cytation.com Incorporated 1999 Key Executive Stock Option Plan.

         2. GRANT OF OPTION. Effective as of the Grant Date, the Company hereby awards to the Optionee, subject to the terms and conditions of the Plan, and the terms and conditions contained herein, the right and option to purchase from the Company all or any part of an aggregate of 200,000 Common Shares, at a purchase price equal to $[INSERT PUBLIC OFFERING PRICE (IN ACCORDANCE WITH EMPLOYMENT AGREEMENT)] per share, such option to be exercised as hereinafter provided. It is intended that the option evidenced hereby constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the maximum extent permitted by law. To the extent that any portion of this option exceeds the limitations of Code Section 422, or otherwise fails to qualify as an incentive stock option within the meaning of Code Section 422, such portion shall be considered a non-qualified stock option.

         3. TERMS AND CONDITIONS. In addition to the terms and conditions contained in the Plan, it is understood and agreed that the option evidenced hereby is subject to the following additional terms and conditions:

                  (a) Expiration Date. The option shall expire on the tenth anniversary of the Grant Date, unless sooner terminated as provided herein.

                  (b) Period of Exercise. Subject to the other terms of this Agreement regarding the exercisability of this option, one-third of this option shall vest and become exercisable upon the first anniversary of the Grant Date, and, provided that Optionee remains employed by CollegeLink, the remaining portion of such option shall vest and become exercisable ratably on a monthly basis over the two-year period commencing on the first anniversary of the Grant Date and ending on the third anniversary of the Grant Date.

                  (c) Acceleration of Vesting upon Change in Control. Notwithstanding the foregoing, this option shall become exercisable in full immediately prior to a Change in Control, subject to the provisions of subparagraph (e) hereof.

                  (d) Termination of Option or Acceleration of Vesting by Reason of Termination of Employment.

                  (i) If Optionee's employment with CollegeLink is terminated by CollegeLink during the term of the Employment Agreement or thereafter without Cause (as defined in the Employment Agreement), this option shall become immediately exercisable in full and shall terminate if not exercised within one year of the date of termination, unless sooner terminated by reason of Paragraph 2(a) hereof.

                  (ii) If Optionee's employment with CollegeLink is terminated by reason of death or Disability (as defined in the Employment Agreement) during the term of the Employment Agreement or thereafter, any portion of this option that is not vested and exercisable on the date of death or Disability by reason of Paragraph 2(b) hereof shall immediately terminate, and any remaining portion shall terminate if not exercised within one year of the date of death or Disability, unless sooner terminated by reason of Paragraph 2(a) hereof.

                  (iii) If Optionee voluntarily terminates employment with CollegeLink during the term of the Employment Agreement or thereafter without Good Reason, any portion of this option that is not vested and exercisable on the date of termination by reason of Paragraph 2(b) hereof shall immediately terminate, and any remaining portion shall terminate if not exercised within three months from the date of termination, unless sooner terminated by reason of Paragraph 2(a) hereof.

                  (iv) In the event Optionee's employment is terminated by CollegeLink for Cause during the term of the Employment Agreement or thereafter, or subsequent to termination Optionee violates Sections 8, 9, or 10 of the Employment Agreement as determined by a majority of the Board, any unexercised portion of this option, whether exercisable pursuant to Paragraph 2(b) hereof or not exercisable, shall become null and void upon action by the Administrator. The Administrator's action shall be communicated in writing to the Optionee as soon as practicable. In addition, the Administrator may, in its sole discretion, by written notice demand that any or all stock certificates for Common Shares acquired pursuant to the exercise of this option, or any profit realized from the sale of such or transfer of such Common Shares, be returned to the Company within five (5) days of receipt of such notice. Any exercise price paid by the Optionee shall be returned to Optionee by the Company immediately thereafter, without interest. The Company shall be entitled to reimbursement of reasonable attorney fees and expenses incurred in seeking to enforce it rights under this Paragraph 2(d)(iii).

                  (e) Change in Control. In the event of a Change in Control, and except as otherwise provided herein, this option shall become immediately exercisable for a period of fifteen days or such longer or shorter period as the Board may prescribe (the "notice period") immediately prior to the scheduled consummation of such Change in Control, provided, however, that the exercisability of and any exercise of this option during the notice period shall be (i) conditioned upon the consummation of the Change in Control, and (ii) effective only immediately before the consummation of such Change in Control.

         Upon consummation of any such Change in Control, the Plan and any unexercised portion of this option shall terminate. Notwithstanding the foregoing, to the extent provision is made in writing in connection with such Change in Control for the continuation of the Plan and the assumption of this option, or for the substitution for this option of new options covering the stock of a successor company, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, then the Plan and this option shall continue in the manner and under the terms contained herein, and the acceleration and termination provisions set forth in the first two sentences of this subparagraph (e) shall be of no effect. The Company shall send written notice of a Change in Control to Optionee not later than the time at which the Company gives notice thereof to its stockholders.

                  (f) Exercise of Option. This option shall be exercised by submitting a written notice to the Administrator signed by the Optionee and specifying the number of Common Shares as to which the option is being exercised. Such notice shall be accompanied by the payment of the full option price for the shares being purchased. Payment shall be made in (i) cash or by check in a form satisfactory to the Company, (ii) subject to the approval of the Administrator, already-owned Common Shares (to the extent permitted by law), which shall be valued for this purpose at the Fair Market Value of the Common Shares on the day immediately preceding the date of transfer, or (iii) any combination of the above. A certificate or certificates for the Common Shares purchased shall be issued by the Company after the exercise of the option and payment therefor, including provision for any federal and state withholding taxes, and other applicable taxes.

                  (g) Non-transferability. This option and all rights hereunder shall be exercisable during the Optionee's lifetime only by the Optionee and shall be non-assignable and non-transferable by the Optionee except, in the event of the Optionee's death, by will or by the laws of descent and distribution. In the event the death of the Optionee occurs, the representative or representatives of the Optionee's estate, or the person or persons who acquire (by bequest or inheritance) the rights to exercise this option in whole or in part, may exercise this option prior to the expiration of the option as specified in Paragraphs 3(a) and (d) above.

                  (h) Modification or cancellation of option. The Administrator shall have the authority to effect, at any time and from time to time, with the consent of the Optionee, the modification of the terms of this option agreement (subject to the limitations contained in the Plan).

                  (i) No Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any Common Shares subject to this option prior to the date of issuance to Optionee of a certificate or certificates for such shares.

                  (j) Compliance with Law and Regulations. This option and the obligation of the Company to sell and deliver shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Common Shares prior to (i) the listing of such Common Shares on any stock exchange on which the Common Shares may then be listed, and (ii) the completion of any registration or qualification of such Common Shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, this option may not be exercised if its exercise, or the receipt of Common Shares pursuant thereto, would be contrary to applicable law.

                  (k) No Right to Continued Employment. This option shall not confer upon the Optionee any right with respect to continuance of employment by CollegeLink or the Company, nor shall it interfere in any way with the right of CollegeLink or the Company to terminate the Optionee's employment at any time.

                  (l) Non-Competition. Optionee acknowledges and agrees that the award of this option is conditioned upon and granted in consideration of Optionee's agreement to abide by the provisions of Sections 8, 9, and 10 of the Employment Agreement. In the event that Optionee's employment with CollegeLink continues after the expiration of the Employment Agreement pursuant to an "at-will" employment relationship, any portion of this option that is not exercisable by reason of Paragraph 2(b) hereof shall terminate upon the expiration of the Employment Agreement, and any remaining portion will terminate if not exercised within three months of such expiration (unless sooner terminated by reason of Paragraph 2(a) hereof), unless Optionee enters into and agrees that his "at-will" employment shall be bound and governed by a non-competition agreement containing terms substantially similar to those contained in Sections 8, 9 and 10 of the Employment Agreement.

         4. DISQUALIFYING DISPOSITION OF COMMON SHARES. This Option shall not qualify as an incentive stock option within the meaning of Code Section 422 if the Common Shares acquired pursuant to the exercise of the option are sold or transferred, other than by will or by the laws of descent and distribution, within two years of the Grant Date or within one year after the issuance of the Common Shares to the Optionee pursuant to such exercise.

         5. OPTIONEE BOUND BY PLAN. The Optionee hereby agrees to be bound by all of the terms and provisions of the Plan. In the event of any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern.

         6. WITHHOLDING TAXES. Optionee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to Optionee any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of this option hereunder.

         7. NOTICES. Any notice hereunder to the Company shall be addressed to it at its principal business office, 56 Hammarlund Way, Newport, RI 02842 and any notice hereunder to the Optionee shall be sent to the address reflected on the records of CollegeLink, subject to the right of either party to designate at any time hereafter in writing some other address.

         8. DELAWARE LAW TO GOVERN. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Company and CollegeLink have caused this Stock Option Agreement to be executed by their duly authorized officers and the Optionee has executed this Agreement this ______ day of _______________, 199_.


                                            CYTATION.COM INCORPORATED

                                            By:
                                               --------------------------------
                                            Name:
                                            Title:


                                            COLLEGELINK.COM INCORPORATED

                                            By:
                                               --------------------------------
                                            Name:
                                            Title:



                                            -----------------------------------
                                            Patrick S. O'Brien

                                                                    Exhibit B to
                                                    Agreement and Plan of Merger

                            CYTATION.COM INCORPORATED

                                SUPPORT AGREEMENT

         This Support Agreement (this "Agreement") is entered into as of October ___, 1999, by and between Cytation.com Incorporated, a New York corporation ("Parent"), and _____________ ("Seller").

                                    RECITALS

         A. Concurrently with the execution and delivery of this Agreement, Parent, CollegeLink.com Incorporated, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Student Success, Inc., a Wisconsin corporation ("Company"), Bradford J. Baker, Patrick S. O'Brien and the Patrick
S. O'Brien Stock Trust are entering into an Agreement and Plan of Reorganization of even date herewith ("Merger Agreement"), pursuant to which Parent agrees to acquire all outstanding shares of common stock, without par value, of the Company ("Shares"), pursuant to a statutory merger of Company with and into the Merger Sub (the "Merger"). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

         B. As of the date hereof, Seller beneficially owns directly ________ Shares ("Owned Shares").

         Now, therefore, in consideration of the covenants, promises and representations herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE.

                  1.1 Voting. Seller hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, or any action by written consent of the shareholders of the Company, Seller shall (a) vote the Owned Shares in favor of the Merger; (b) vote the owned Shares against any action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Owned Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporation transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries;
(ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or Board of Directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business.

                  1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

                           (a) Seller hereby irrevocably grants to, and appoints
Richard A. Fisher and Kevin J. High, or either of them, in their respective capacities as officers of the Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Seller, to vote the Owned Shares in favor of the Merger and otherwise as contemplated by Section 1.1

                           (b) Seller represents that any proxies heretofore
given in respect of the Owned Shares are not irrevocable, and that any such proxies are hereby revoked.

                           (c) Seller understands and acknowledges that Parent
is entering into the Merger Agreement in reliance, among other things, upon Seller's execution and delivery of this Agreement. Seller hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connections with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Seller under this Agreement. Seller hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Seller hereby ratifies and confirms all that such proxies and attorneys-in-fact may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the applicable provisions of the Wisconsin Business Corporation Law.

                  1.3 No Inconsistent Arrangements. Seller hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, he shall not:

                           (a) transfer (which term shall include, without
limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein; provided, however, that Seller may transfer (i) the Owned Shares by will or intestacy, and
(ii) up to ten percent (10%) of the Owned Shares as a bona fide gift or gifts, provided that prior to any such permitted transfer, each transferee shall agree in writing (in a form satisfactory to the Parent) that such transferee will receive and hold such Owned Shares subject to the provisions of this Agreement;

                           (b) enter into any contract, option or other
agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein;

                           (c) grant any proxy, power-of-attorney or other
authorization in or with respect to any or all of the Owned Shares;

                           (d) deposit the Owned Shares into a voting trust or
enter into a voting agreement or arrangement with respect to the Owned Shares;
or

                           (e) take any other action that would make any
representation or warranty of Seller hereunder untrue or incorrect.

                  1.4 Waiver of Appraisal Rights. Seller hereby waives any rights of appraisal or rights to dissent from the Merger that he may have under applicable law.

         2. EXPIRATION. This Agreement and the proxy granted pursuant to Section 1 hereof shall terminate on the termination of the Merger Agreement in accordance with its terms.

         3. REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Parent as follows:

                  3.1 Title. Seller has good and valid title to the Owned Shares, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature and, upon consummation of the Merger, Seller will deliver good and valid title to the Owned Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature.

                  3.2 Ownership of Shares. On the date hereof, the Owned Shares are owned of record or beneficially by Seller and, on the date hereof, the Owned Shares constitute all of the Shares owned of record or beneficially by Seller. Seller has sole voting power and sole power of disposition with respect to all of the Owned Shares, with no restrictions, subject to applicable federal securities laws, on Seller's rights of disposition pertaining thereto.

                  3.3 Power; Binding Agreement. Seller has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller will not violate any other agreement to which Seller is a party including, without limitation, any voting agreement, stockholders' agreement or voting trust. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

                  3.4 No Conflicts. No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                           (a) constitute a material breach, violation or
default (or any event which, with notice or lapse of time or both, would constitute a default) under any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Seller is a party or by which his properties or assets are bound; or

                           (b) result in the termination of, or accelerate the
performance required by, or result in a right of termination or acceleration under any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Seller is a party or by which his properties or assets are bound; or

                           (c) result in the creation of any lien, encumbrance,
pledge, charge or claim upon any of the properties or assets of Seller under any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Seller is a party or by which his properties or assets are bound.

         4. ADDITIONAL SHARES. Seller hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of Shares acquired by the Seller after the date hereof.

         5. FURTHER ASSURANCES. From time to time, at Parent's request and without further consideration, Seller shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by
Section 1 of this Agreement.

         6. MISCELLANEOUS.

                  6.1 Non-Survival. The representations and warranties made herein shall terminate upon Seller's sale of the Owned Shares to Parent in the Merger, other than Seller's representation and warranty in Section 3.1, which shall survive the sale of the Owned Shares and the termination of this Agreement following such sale.

                  6.2 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

                  6.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery or telecopy or by other courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  if to Seller:



                  with a copy to:



                  if to Parent:

                  Cytation.com Incorporated
                  56 Hammarlund Way
                  Newport, RI  02842
                  Attn:  Richard A. Fisher, Chairman of the Board

                  with a copy to:

                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, MA 02109
                  Attn:  Robert L. Birnbaum, Esq.


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  6.6 Specific Performance. Seller recognizes and acknowledges that a breach by him of any covenants, promises or agreements contained in this Agreement will cause the Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore Seller agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

                  6.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  6.9 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as an instrument under seal as of the date first written above.

                                            CYTATION.COM INCORPORATED


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:


                                            SELLER:



                                            By:
                                               --------------------------------
                                               [name]

                                                                    Exhibit C to
                                                    Agreement and Plan of Merger

                             CERTIFICATE OF MERGER

                                    Merging

                             STUDENT SUCCESS INC.,

                            a Wisconsin corporation

                                 with and into

                          COLLEGELINK.COM INCORPORATED
                             a Delaware corporation

             Pursuant to Section 252 of the General Corporation Law
                            of the State of Delaware

         CollegeLink.com Incorporated, a corporation duly organized and existing under the laws of the State of Delaware ("Merger Sub"), does hereby certify as follows:

         FIRST: An Agreement and Plan of Merger (the "Merger Agreement") dated October __, 1999, among Cytation.com Incorporated, a New York corporation ("Parent"), Merger Sub, Student Success Inc., a Wisconsin corporation ("SSI"), Bradford J. Baker, Patrick S. O'Brien and the Patrick S. O'Brien Stock Trust setting forth the terms and conditions of the merger of SSI with and into Merger Sub (the "Merger"), has been approved, adopted, certified, executed and acknowledged by Merger Sub and SSI (collectively, the "Constituent Corporations") in accordance with Section 252 of the Delaware General Corporation Law.

         SECOND: The name of the corporation surviving the Merger (the "Surviving Corporation") shall be CollegeLink.com Incorporated.

         THIRD: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

         FOURTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                    CollegeLink.com Incorporated
                    c/o Cytation.com Incorporated
                    809 Aquidneck Avenue
                    Middletown, RI 02842

         FIFTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

         SIXTH: The authorized capital stock of SSI, Inc. is 9,000 shares of common stock, without par value per share.

         SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, CollegeLink.com Incorporated has caused this
Certificate of Merger to be executed as of             , 1999.

                                             COLLEGELINK.COM INCORPORATED

                                             By:
                                                -------------------------------
                                                Name:
                                                Title:

                                                          Exhibit D to Agreement
                                                              and Plan of Merger

                               ARTICLES OF MERGER

                                    MERGING

                             STUDENT SUCCESS, INC.
                            a Wisconsin corporation

                                      INTO

                          COLLEGELINK.COM INCORPORATED
                             a Delaware corporation

         Pursuant to the provisions of the Wisconsin Business Corporation Law, the undersigned corporations hereby certify the following:

         1. STUDENT SUCCESS, INC., a Wisconsin corporation ("Student Success"), shall merge with and into COLLEGELINK.COM INCORPORATED, a Delaware corporation (CollegeLink"), and that CollegeLink shall be the surviving corporation (the "Merger").

         2. The Agreement and Plan of Merger (the "Merger Agreement") dated
October   , 1999 among Student Success, Bradford Baker, Patrick S. O'Brien, the
Patrick S. O'Brien Stock Trust, Cytation.com Incorporated and CollegeLink is attached hereto as Exhibit A.

         3. The Merger Agreement was adopted and approved by Student Success and CollegeLink in accordance with Section 180.1103 of the Wisconsin Business Corporation Law.

         4. The Merger shall become effective upon the effective date of the filing of these Articles of Merger with the Secretary of the State of the State Of Wisconsin.

         IN WITNESS WHEREOF, the parties hereto have caused these Articles of
Merger to be executed as of the day of          , 1999 by their duly authorized
officers.

                                             STUDENT SUCCESS, INC.
                                             a Wisconsin corporation

                                             By:
                                                -------------------------------
                                                Name:
                                                Title:

                                             COLLEGELINK.COM, INCORPORATED
                                             a Delaware corporation

                                             By:
                                                -------------------------------
                                                Name:
                                                Title:

                                   EXHIBIT A

                                                                    Exhibit E to
                                                    Agreement and Plan of Merger


                              DISCLOSURE SCHEDULES

                                     TO THE

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           CYTATION.COM INCORPORATED,

                         COLLEGELINK.COM INCORPORATED,

                              STUDENT SUCCESS, INC.

                                      and

                               BRADFORD J. BAKER

                               PATRICK S. O'BRIEN

                         PATRICK S. O'BRIEN STOCK TRUST

                          Dated as of October   , 1999

                              DISCLOSURE SCHEDULES

Schedule 2.1                       Organization of the Company
Schedule 2.4                       Authority
Schedule 2.5                       Company Financial Statements
Schedule 2.6                       No Undisclosed Liabilities
Schedule 2.7                       No Changes
Schedule 2.10(a)                   Real Property Leases
Schedule 2.10(b)                   Title to Properties
Schedule 2.10(c)                   Equipment
Schedule 2.11(a)                   Company Registered Intellectual Property
Schedule 2.11(b)                   Intellectual Property Liens
Schedule 2.11(f)                   Intellectual Property Agreement
Schedule 2.11(g)                   Intellectual Property - Indemnification Obligations
Schedule 2.11(l)                   Recipient Confidentiality Agreement
Schedule 2.11(o)                   Year 2000 Compliance Program
Schedule 2.12                      Agreements, Contracts and Commitments
Schedule 2.13                      Interested Party Transactions
Schedule 2.14                      Governmental Authorization
Schedule 2.18                      Insurance
Schedule 2.21                      Binding Agreements; No Default
Schedule 2.23                      Third Party Consents
Schedule 2.26(b)                   Employee Plan and Employee Agreement
Schedule 2.27                      Warranty Claims

                                  Schedule 2.1

                          ORGANIZATION OF THE COMPANY

The Company is in the process of qualifying to do business in the State of Ohio.

                                  Schedule 2.4

                                   AUTHORITY

        The Fifth Third Bank has a blanket lien on all of the assets of the Company pursuant to a Security Agreement dated June 30, 1999 and Third Party Collateral Agreement dated August 16, 1999.

                                  Schedule 2.5

                          COMPANY FINANCIAL STATEMENTS

        Attached hereto are the Company's unaudited financial statements for the fiscal years ending December 31, 1997 and 1998 and the Company's unaudited financial statements for the eight months ended August 31, 1999.

                                  Schedule 2.6

                           NO UNDISCLOSED LIABILITIES

         1. Unlimited Payment Guaranty dated August 16, 1999 between the Company and The Fifth Third Bank.

         2. The Company granted The Fifth Third Bank a security interest in all of the Company's assets pursuant to a Security Agreement dated June 30, 1999.

         3. Third Party Collateral Agreement between the Company and The Fifth Third Bank dated August 16, 1999.

         4. Revolving Promissory Notes from the Company to Pat O'Brien (up to a maximum of $87,625) and Brad Baker (up to a maximum of $87,325), of which approximately $75,000, in the aggregate, is outstanding as of October 15, 1999.

         5. The Company has a bonus program based upon goals and objectives as outlined in the employment letters disclosed in Schedule 2.12.

         6. The Company did not meet its performance criteria in its Making College Count Program with PriceWaterhouseCoopers ("PWC") under the Agreement for the Participation of PriceWaterhouseCoopers LLP in the Making College Count Program 1998-1999 Keynote Address Series dated November 13, 1998+. Pursuant to a letter dated October 14, 1999 (attached hereto), PWC agreed to accept, in full settlement thereof, 20 single sponsored one hour speaking events.

         7. The Company did not meet its performance criteria under the In-School Presentation Program Agreement with Bose Corporation dated December 7, 1998. Pursuant to an e-mail (attached hereto), Bose agreed to accept, in settlement thereof, $10,000 worth of banner advertising on the Making College Count website.

         8. The Company agreed to purchase $75,000 worth of audio equipment from Bose. The Company has only purchased approximately $25,000 worth of audio equipment and may be obligated to purchase an additional approximately $50,000 worth of audio equipment.

         9. As part of J.R. Cifani's employment arrangement, the Company agreed to pay for up to one year, not to exceed $12,000, housing allowance and a monthly car allowance of $350/month.

         10. The Company owes SAIC, a computer software developer, approximately $15,000 for services rendered.

         11. In the ordinary course of the Company's business, the Company has incurred miscellaneous/relocation expenses of approximately $15,000, $7,500 of which is disclosed in the Company's financial statements.

12. See Schedule 2.7.

13. See Schedule 2.12.

14. See Schedule 2.26(b)

                                  Schedule 2.7

                                   NO CHANGES

         1. See response to Schedule 2.6.

         2. The Company owes a computer software developer approximately $15,000 for serviced rendered.

         3. The Company paid a consultant $5,000 per month for two months (September and October) to provide recruiting and marketing services for the Company.

         4. The Company entered into the following contracts:

                  a. Making College Count Program Agreement dated September 27, 1999 between the Company and Van Melle, Inc.

                  b. Making High School Count Program Agreement dated September 27, 1999 between the Company and Van Melle, Inc.

                  c. The Company has verbal agreements with P&G for Making High School Count test markets for the following brands: Cover Girl, Head & Shoulders and Old Spice. The Company will receive $27,000 per brand.

                  d.       See Schedule 2.12.

         5. The Company intends to make a tax distribution to its Shareholders to cover the tax liability associated with the profits of the Company for the fiscal period through the Effective Date.

         6. The Company pays signing bonuses of between $500 and $1,000 to new hires, all in the ordinary course of its business.

         7. The Company agreed to pay for an apartment in Cincinnati, Ohio for J.R. Cifani for up to one year (not to exceed $12,000).

         8. The Company sold two pieces of Bose audio equipment for approximately $1,000 each.

                                Schedule 2.10(a)

                             REAL PROPERTY LEASES

         Lease dated June 21, 1999 between Redna Place Properties and the Company relating to the lease of office space at 607-600 Redna Terrace, Cincinnati, Ohio 45215. The Lease has a three (3) year term with a one year renewal period. Rent during the initial three year term is $25,800 per year. The leased premises consists of 3,900 square feet (including finished and warehouse space).

                                Schedulc 2.10(b)

                              TITLE TO PROPERTIES

         The Fifth Third Bank has a blanket lien on the assets of the Company (see responses to Schedule 2.6).

                                Schedule 2.10(c)

                                   EQUIPMENT

See attached listing of equipment.

                               Schedule 2.11(a)

                    COMPANY REGISTERED INTELLECTUAL PROPERTY

         1. See attached letter from Tori Lynne Kluess dated June 30, 1999 summarizing the Company's intellectual property rights.

         2. www.makingcollegecount.com

         3. www makinghighschoolcount.com

                               Schedule 2.11(b)

                          INTELLECTUAL PROPERTY LIENS

        The Company receives royalty payments from Southwestern Publishing from the sales of the book titled "Start Now, Succeed Later." Southwestern Publishing owns the rights to this book.

                                Schedule 2.11(f)

                        INTELLECTUAL PROPERTY AGREEMENTS

         1. See response to Schedule 2.11(b).

         2. Agreement between the Company and Lycos regarding the utilization of the Company's content on Lycos' web site and revenue sharing arrangement related thereto (see response to Schedule 2.12). The co-branded site is still under development.

                               Schedule 2.11(g)

              INTELLECTUAL PROPERTY - INDEMNIFICATION OBLIGATIONS

None.

                                Schedule 2.11(l)

                      RECIPIENT CONFIDENTIALITY AGREEMENT

         The Company does not maintain confidentiality agreements with its employees, consultants and contractors except for independent contractor agreements signed by most persons engaged by the Company to provide lecturing services (a listing of all such person is set forth in Schedule 2.12).

                                Schedule 2.11(o)

                          YEAR 2000 COMPLIANCE PROGRAM

None.

                                 Schedule 2.12

                     AGREEMENTS, CONTRACTS AND COMMITMENTS

1.       See Schedule 2.6.

2.       See Schedule 2.7.

3.       See Schedule 2.10(a).

4.       See Schedule 2.11(a).

5.       See Schedule 2.11(b).

6.       See Schedule 2.11(f).

7.       See Schedule 2.11(g).

8.       See Schedule 2.18.

9.       See Schedule 2.26.

10. Bill of Sale between Graphic Management Corporation and the Company dated January 4, 1999 (evidencing transfer of all rights in Graphic Management Corporation's assets relating to Making College Count and Making High School Count to the Company.)

11. Assignment and Assumption Agreement dated January 4, 1999 between Graphic Management Corp. and the Company (evidencing assignment of all of Graphic Management's rights in the contracts relating to Making College Count and Making High School Count).

12. Independent Contractor Agreement between Graphic Management (dba Making College Count) and Annalisa Divito dated March 2, 1998.

13. In-School Presentation Program Agreement between Graphic Management and Bose Corporation dated December 7, 1998.

14. Agreement for Services between Graphic Management and Apple Computer dated September 1, 1998.

15. Making College Count Program Agreement between Graphic Management and KeyBank USA dated September 30, 1998.

16. Making College Count Program Agreement between Graphic Management and Student Advantage dated October 28, 1998.

17. Agreement for Participation between Graphic Management and PriceWaterhouseCoopers

         LLP dated November 1998.

18.      Postage Meter License Agreement.

19. Security Agreement dated June 30, 1999 between the Company and The Fifth Third Bank.

20. Unlimited Payment Guaranty dated August 16, 1999 in favor of The Fifth Third Bank.

21. Third Party Collateral Agreement dated August 16, 1999 between the Company and The Fifth Third Bank.

22. Revolving Promissory Note from the Company to Brad Baker up to a maximum of $87,325.

23. Revolving Promissory Note from the Company to Pat O'Brien up to a maximum of $87,625.

24. Independent Contractor Agreement dated March 18, 1998 between Graphic Management Corp. and Kathleen Hassan.

25. Independent Contractor Agreement dated March 4, 1998 between Graphic Management Corp. and Samuel Hernandez.

26. Independent Contractor Agreement dated February 22, 1998 between Graphic Management Corp. and Stephanie Maislen.

27. Independent Contractor Agreement dated March 3, 1998 between Graphic Management Corp. and Craig Ellis.

28. Independent Contractor Agreement between Graphic Management Corp. and Billy Bradford.

29. Independent Contractor Agreement dated March 8, 1998 between Graphic Management Corp. and Carla Reese.

30. Independent Contractor Agreement between Graphic Management Corp. and J.R. Cifani.

31. Independent Contractor Agreement dated March 7, 1998 between Graphic Management Corp. and Joseph A. Schlidt.

32. Independent Contractor Agreement dated February 20, 1998 between Graphic Management Corp. and Steven Green.

33. Independent Contractor Agreement dated March 22, 1998 between Graphic Management Corp. and Cathy Murata.

34. Independent Contractor Agreement dated February 23, 1998 between Graphic Management Corp. and Robin Brun.

35. Independent Contractor Agreement dated February 24, 1998 between Graphic Management Corp. and Tricia Rasmussen.

36. Independent Contractor Agreement dated January 16, 1999 between Graphic Management Corp. and Rodney Franks.

37. Independent Contractor Agreement dated January 24, 1999 between Graphic Management Corp. and Kevin Bracy.

38. Independent Contractor Agreement dated January 17, 1999 between Graphic Management Corp. and Dan Morse.

39. Independent Contractor Agreement dated January 17, 1999 between Graphic Management Corp. and Wendy Palmer.

40. Independent Contractor Agreement dated January 17, 1999 between Graphic Management Corp. and Chelsea Latimer.

41. Independent Contractor Agreement dated January 17, 1999 between Graphic Management Corp. and Wendell McCain.

42. Independent Contractor Agreement dated January 18, 1999 between Graphic Management Corp. and Matthew G. Bailey.

43. Independent Contractor Agreement dated January 17, 1999 between Graphic Management Corp. and Omar Habayeb.

44. Independent Contractor Agreement dated January 17, 1999 between Graphic Management Corp. and Marla Kiley.

45. Independent Contractor Agreement dated January 6, 1999 between Graphic Management Corp. and Rehema Stephens.

46. Independent Contractor Agreement dated January 5, 1999 between Graphic Management Corp. and Michelle Zurawski.

47. Independent Contractor Agreement dated January 5, 1999 between Graphic Management Corp. and Anne Obarski.

48. Independent Contractor Agreement dated January 18, 1999 between Graphic Management Corp. and Jake Welahemer.

49. The Company has engaged Craig Ellis as an independent contractor commencing September 15, 1999. The Company paid Mr. Ellis a commission/bonus of $1,730 for the period ending October 10, 1999. Mr. Ellis's future engagements by the Company will be limited to speaking only.

50.      Agreement between the Company and Lycos, Inc. dated April 19, 1999.

51.      Employment arrangement with J.R. Cifani.

52. Making College Count Program Agreement dated October 14, 1999 between the Company and Student Advantage, Inc.

53.      Employment letter for Charles Knippen.

54. Consignment Wholesale Agreement between Graphic Management Corp. and Partners Book Distributing.

55.      Agreement between Ingram Book Company and Graphic Management Corp.

56. Distribution Agreement between Graphic Management Corp. and Unique Books Inc. dated January 8, 1998.

57. Agreement between Graphic Management Corp. and Patrick S. O'Brien (assigned to Student Success, Inc.) dated October 13, 1998.

58. Sampling and Distribution Agreement dated January 27, 1999 between Sampling Corporation of America and Making College Count.

59. Making High School Count Joint Marketing Agreement dated September 13, 1999 between the Company and Kaplan.

60. The Company is in the process of finalizing the following oral agreements regarding Making High School Count:

          a.     Key Bank
          b.     Chevrolet
          c.     Old Spice
          d.     Head & Shoulders
          e.     Cover Girl

61. The Company in the process of finalizing the following oral agreement regarding Making College Count:

a.       Key Bank
b.       PriceWaterhouseCoopers
c.       Folgers
d.       Vicks
e.       Head & Shoulders

62. The Company has employment arrangements with the following individuals (as evidenced by the attached employment letters):

         a.       Tracy Dodd
         b.       Kevin Bracy
         c.       Melissa Crohns
         d.       Marie-Paule Totten
         e.       Thomas Kane
         f.       Judy Ross
         g.       Karen Bondi Bieber
         h.       Heath Smith
         i.       Julio Sanchez
         j.       Francis McFadden
         k.       Marcy Bok
         1.       Anne Eggers
         m.       Lisa Gray
         n.       Thomas Ethans

63.      Making College Count Sign-Up Bonus.

64.      See Schedule 2.13.

65. Making High School Count Program Agreement dated October 11, 1999 between the Company and Multitude, Inc.

66. South-Western College Publishing Agreement dated October 12, 1998 between Graphic Management Corp and South-Western Publishing.

67. Letter from Graphic Management Corp. to South-Western College Publishing dated September 14, 1999 regarding the assignment of all royalties to the Company.

                                 Schedule 2.13

                          INTERESTED PARTY TRANSACTIONS

1.       Brad Baker is engaged by the Company as a consultant.

2. Revolving Promissory Note from the Company to Brad Baker up to a maximum of $87,325.

3. Revolving Promissory Note from the Company to Pat O'Brien up to a maximum of $87,675.

                                 Schedule 2.14

                           GOVERNMENTAL AUTHORIZATION

None.

                                 Schedule 2.18

                                   INSURANCE

The following Company insurance policies are attached hereto:

1.       Commercial Umbrella Liability Policy - The Cincinnati Insurance Company

2.       Commercial Insurance Policy - The Cincinnati Insurance Company

3.       Humana Employees Health Life and Dependent Life Benefits

                                 Schedule 2.21

                         BINDING AGREEMENTS: NO DEFAULT

         1. The Company failed to meet its performance criteria pursuant to an agreement with PriceWaterhouseCoopers. Pursuant to a letter dated October 14, 1999, PWC agreed to accept, in full settlement thereof, 20 single sponsored one-hour speaking events.

         2. The Company failed to meet its performance criteria pursuant to an agreement with Bose. Pursuant to an e-mail, Bose agreed to accept in Settlement thereof, $10,000 worth of banner advertising on the Company's website.

         3. The Company agreed to purchase $75,000 worth of audio equipment from Bose. As of the date hereof, the Company has purchased approximately $25,000 worth of audio equipment. The Company may be obligated to purchase an additional approximately $50,000 worth of audio equipment.

                                 Schedule 2.23

                              THIRD PARTY CONSENTS

4. Security Agreement dated June 30, 1999 between the Company and The Fifth Third Bank.

5. Third Party Collateral Agreement dated August 16, 1999 between the Company and The Fifth Third Bank.

6. Unlimited Guaranty dated August 16, 1999 between the Company and The Fifth Third Bank.

                                Schedule 2.26(b)

                      EMPLOYEE PLAN AND EMPLOYEE AGREEMENT

         1. The Company's employees are eligible to participate in the Company's bonus program.

         2. The Company has proposed to provide a 401(k) plan for its employees by January 1, 2000.

         3. Area Managers of the Company are eligible to receive bonuses if they achieve certain Company determined goals.

         4. Employees who sign schools to participate in the Company's program are eligible to receive $25 per week if they achieve certain Company determined goals.

                                 Schedule 2.27

                                WARRANTY CLAIMS

         1. The Company offers a money back guarantee on the satisfaction of the book "Start Now, Succeed Later." Only one person has made a claim under this guaranty.

         2. The Company offers a performance guaranty in each of its sponsor agreements. As previously disclosed, the Company has settled the existing claims with PriceWaterhouseCoopers and Bose (see Schedule 2.6).

                                                                    Exhibit F to
                                                    Agreement and Plan of Merger


                          List of Company Stockholders

Name and Address of Shareholder              Shares of Common Stock
-------------------------------              ----------------------
Bradford J. Baker                                       499

Patrick S. O'Brien                                      351

Patrick S. O'Brien Stock Trust                          150

                                                                    Exhibit G to
                                                    Agreement and Plan of Merger

                           FORM OF OPINION OF COUNSEL
                            FOR PARENT AND MERGER SUB

                                                               __________, 1999

Student Success, Inc.
607 Redna Terrace
Suite 600
Cincinnati, OH  45215-9906

Ladies and Gentlemen:

      We have acted as counsel for Cytation.com Incorporated, a New York corporation ("Parent"), and CollegeLink.com Incorporated, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), in connection with the negotiation, execution and delivery of the Agreement and Plan of Merger dated as of October __, 1999 (the "Merger Agreement") among Parent, Merger Sub, Student Success, Inc., a Wisconsin corporation, Bradford J. Baker, Patrick S. O'Brien and the Patrick S. O'Brien Stock Trust. Capitalized terms used, but not otherwise defined, herein shall have the meanings given to them in the Merger Agreement.

      In arriving at the opinions expressed below, we have examined and relied on:

         (a) executed copies of the Merger Agreement, the Employment Agreements and the Support Agreements (collectively, the "Transaction Documents");

         (b) the Certificate of Incorporation and By-Laws of Parent, each as amended as of the date hereof;

         (c) the Certificate of Incorporation and By-Laws of Merger Sub, each as amended as of the date hereof;

         (d) the resolutions adopted by the board of directors of Parent by unanimous written consent dated October _, 1999;

         (e) the resolutions adopted by the board of directors of Merger Sub by unanimous written consent dated October __, 1999 and the resolutions adopted by the sole shareholder of Merger Sub by unanimous written consent dated _______ __, 1999;

_______ __, 1999
Page 2

         (f) a certificate of the Secretary of State of the State of New York, dated as of _______ __, 1999, as to the good standing of Parent and other matters;

         (g) a certificate of the Secretary of State of the State of Delaware, dated as of _______ __, 1999, as to the good standing of Merger Sub and other matters; and

         (h) the other documents delivered at the Closing held pursuant to the Merger Agreement on the date hereof.

            [FH&E TO ADD USUAL AND CUSTOMARY QUALIFICATION LANGUAGE]

      Based on the foregoing, it is our opinion that:

         1. Parent is a corporation validly existing and in good standing under the laws of the State of New York. Parent has the requisite corporate power to own, operate and lease its properties and to conduct its business as now being conducted.

         2. The authorized capital stock of Parent consists of (a) 100,000,000 shares of Common Stock, $0.001 par value per share, of Parent ("Parent Common Stock") and (b) 10,000,000 shares of Preferred Stock, $0.01 par value per share, of Parent ("Parent Preferred Stock"). To our knowledge, (i) there were 9,846,340 shares of Parent Common Stock issued and outstanding on September 30, 1999 and
(ii) there were 2,169,771 shares of Parent Preferred Stock issued and outstanding on September 30, 1999.

         3. Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents have been duly and validly authorized by all requisite corporate action on the part of Parent. Such Transaction Documents have been duly executed and delivered by Parent, and constitute the legal, valid and binding obligations of Parent, enforceable against it in accordance with their terms.

      4. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents have been duly and validly authorized by all requisite corporate action on the part of Merger Sub. Such Transaction Documents have been duly executed and delivered by Merger Sub, and constitute the legal, valid and binding obligations of Merger Sub, enforceable against it in accordance with their terms.

_______ __, 1999
Page 3

      5. Assuming the due execution and delivery of the Delaware Filing and the Wisconsin Filing, the execution, delivery and performance by Parent and Merger Sub of the Transaction Documents to be signed by Parent or Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated thereby do not and will not (a) conflict with or result in a violation of the Certificate of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Merger Sub, each as amended to date, or (b) to our knowledge, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order or decree to which Parent or Merger Sub is a party or by which either of them or any of their respective assets or properties is bound or which is applicable to either of them or any of their assets or properties, or (c) require any authorization, consent or approval of, or filing with or notice to, any Delaware or federal Governmental Entity prior to the Closing except for the filing of the Delaware Filing with the Secretary of State of the State of Delaware and the Wisconsin Filing with the Department of Financial Institutions of the State of Wisconsin.

      6. To our knowledge, there is no claim, action, suit, arbitration or proceeding that is pending or threatened against Parent or Merger Sub before any Governmental Entity (a) that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge any of the transactions contemplated by the Merger Agreement or which questions the validity or legality of any of such transactions or seeks to recover damages or to obtain other relief in connection with any of such transactions or (b) which if adversely determined, will result in any material adverse change in or effect on the financial condition, business, operations, assets, properties or results of operations of Parent.

      7. The shares of Parent Stock to be issued in connection with the Merger have been duly authorized and, when issued in connection with the Merger as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable.

      8. Based upon the representations and warranties of the Shareholders in the Merger Agreement, the issuance of Parent Stock in the Merger to the Shareholders is exempt from the registration requirements of the Securities Act of 1933, as amended.

      9. Upon the filing of the Delaware Filing with the Secretary of State of the State of Delaware and filing of the Wisconsin Filing with the Department of Financial Institutions of the State of Wisconsin, the Merger will be duly consummated in accordance with the laws of the State of Delaware.

_______ __, 1999
Page 4

      This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is solely for your benefit and may not be disclosed to, or quoted or relied upon by, any person or entity without our prior written consent, except that this opinion may be disclosed to your outside legal counsel and accountants.

                                                      Very truly yours,

                                                      FOLEY, HOAG & ELIOT LLP

                                                      By:______________________
                                                            A Partner

                                                                    Exhibit H to
                                                    Agreement and Plan of Merger

           FORM OF OPINION OF COUNSEL FOR COMPANY AND THE SHAREHOLDERS

                                                                   _______, 1999

Cytation.com Incorporated
CollegeLink.com Incorporated
56 Hammarlund Way
Newport, Rhode Island 02842

Ladies and Gentlemen:

      We have acted as counsel for Student Success, Inc., a Wisconsin corporation (the "Company"), and Bradford J. Baker ("Baker"), Patrick S. O'Brien ("O'Brien") and the Patrick S. O'Brien Stock Trust (collectively, the "Shareholders") in connection with the negotiation, execution and delivery of the Agreement and Plan of Merger dated as of October ___, 1999 (the "Merger Agreement") among Cytation.com Incorporated, CollegeLink.com Incorporated, the Company and the Shareholders. Capitalized terms used, but not otherwise defined, herein shall have the meanings given to them in the Merger Agreement.

         In arriving at the opinions expressed below, we have examined and relied on:

         A. executed copies of the Merger Agreement, the Employment Agreements, the Support Agreements and other agreements contemplated thereby (collectively, the "Transaction Documents");

         B. the Articles of Incorporation and Bylaws of the Company, as amended as of the date hereof;

         C. the resolutions adopted by the board of directors of the Company by [unanimous written consent] dated October ___, 1999 and the resolutions duly adopted by the shareholders of the Company at a meeting held on November ___, 1999;

         D. a certificate of the Secretary of the State of Wisconsin, dated as of ___________, 1999 as to the good standing of the Company and other matters; and


         E. the other documents delivered at the Closing held pursuant to the Merger Agreement on the date hereof.

______________, 1999
Page 2

         In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents exhibit H to agreement and plan of merger of all documents submitted to us as certified, conformed or photostatic copies. Notwithstanding the foregoing, we have (with your permission) limited our factual inquiries to conferences with representatives of the Company and the Shareholders (at which conferences the business, affairs and properties of the Company, the transactions contemplated by the Merger Agreement and other related matters were discussed), a review of the resolutions of the Board of Directors and Shareholders of the Company, the certificates of certain public officials and of officers of the Parent and certain factual inquiries that, in fact, were actually made by attorneys in this firm based on the matters discussed in such resolutions and certificates or at such conferences. Any opinion herein qualified by the modifier "to the best of our knowledge," or to matters "known to us," or to any matter of which we "are aware" or coming "to our attention" or any variation of any of the foregoing, shall mean the actual knowledge of those attorneys of this firm who have rendered substantive attention to the transaction to which the opinion relates of the existence or absence of any facts which would contradict our opinions set forth below. We have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or absence of facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company. Moreover, we have not, for purposes of our opinions below, searched computerized or electronic databases or the docket of any court, governmental agency or regulatory body or other filing office in any jurisdiction.

      We have also assumed that all parties to the Transaction Documents other than the Company and the Shareholders have properly executed and delivered the Transaction Documents, that such execution and delivery has been properly authorized as to each of said parties and that such parties have the power fully to perform their respective obligations under the Transaction Documents.

      We express no opinion with respect to the laws of any jurisdiction other than the laws of the States of Delaware, Ohio and Wisconsin and, the federal laws of the United States of America. With respect to the Employment Agreements, we have assumed, with your permission, that the law of the Commonwealth of Massachusetts which governs such agreements is identical in all respects to the law of the State of Ohio.

      Based solely on the review described above and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and, except as described in the Company Disclosure Schedule, is duly qualified and in good standing as a foreign corporation in each other

______________, 1999
Page 3


jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods, where failure to so qualify would have a material adverse effect on the Company or its business or property.


         2. To the best of our knowledge, the Company does not own, directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity.

         3. The authorized capital stock of the Company consists of 9,000 shares of Company Common Stock, of which 1,000 shares are issued and outstanding. Immediately prior to the delivery of this letter, (a) the outstanding shares of Company Common Stock were held of record by the persons and in the respective numbers set forth in Exhibit F to the Merger Agreement and (b) all of the outstanding shares of Company Common Stock had been validly issued, were fully paid and nonassessable, and, to the best of our knowledge, were free and clear of all liens or encumbrances.

         4. To the best of our knowledge, (i) there are no other rights, agreements, or commitments obligating the Company, now or in the future, to issue or sell any shares of its capital stock or any options, warrants or convertible securities, (ii) no person holds any phantom stock or other contractual rights the value of which is determined, in whole or in part, by reference to the value of the capital stock of the Company or the financial performance of the Company, (iii) there are no stock appreciation rights granted by the Company, (iv) there are no shares of preferred stock or bonds, debentures, notes or other indebtedness of the Company which have the right to vote on any matters on which the stockholders of the Company have the right to vote, and (v) there are no outstanding contractual obligations of the Company to purchase, redeem or otherwise acquire any shares of its capital stock or any other securities.

         5. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and each of the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Merger Agreement and each of the other Transaction Documents to which the Company is a party have been duly and validly authorized by all requisite corporate action on the part of the Company. The Merger Agreement, and the other Transaction Documents to be signed by the Company at or before the Effective Time have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

         6. Each Shareholder has all requisite power and authority to execute, deliver and perform his obligations under the Merger Agreement and each of the Transaction Documents

______________, 1999
Page 4

to which such Shareholder is a party and to consummate the transactions contemplated thereby. Each of the Merger Agreement and the Transaction Documents have been duly executed and delivered by each Shareholder who is a party thereto, and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

         7. Except as described in the Company Disclosure Schedule, the execution and delivery by the Company of the Merger Agreement and the other Transaction Documents to which the Company is a party, and the performance of the transactions contemplated thereby do not and will not (a) conflict with or result in a violation of the Articles of Incorporation or Bylaws of the Company, each as amended to date, (b) to the best of our knowledge, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien or encumbrance pursuant to, or right of termination under, any provision of any judgment, law or regulation, or any agreement, instrument or understanding to which the Company is a party or by which it is bound, or (c) require any authorization, consent or approval of, or filing with or notice to, any Wisconsin, Ohio or other Governmental Entity prior to the Closing, except for the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

         8. The execution and delivery by each Shareholder of the Merger Agreement and each Transaction Document to which such Shareholder is a party, and the performance of the transactions contemplated thereby do not and will not, to the best of our knowledge, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under any provision of any judgment, law or regulation, or any agreement, instrument or understanding to which such Shareholder is a party or by which it is bound.

         9. To the best of our knowledge, there is no claim, action, suit, arbitration or proceeding that is pending or threatened against the Company before any Governmental Entity.

         10. The Company is not in default or violation of any provision of its Articles of Incorporation or its Bylaws, each as amended to date. To the best of our knowledge, the business of the Company is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, permit, concession, grant or other authorization of any Wisconsin, Ohio or other Governmental Entity. To the best of our knowledge, with or without the giving of notice or the lapse of time, or both, the Company is not in violation, breach or default of any provision of any provision of any judgment, law or

______________, 1999
Page 5


regulation, or any agreement, instrument or understanding to which such Shareholder is a party or by which it is bound.

         11. Upon the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be duly consummated in accordance with the laws of the State of Wisconsin with the effect provided therein and in the Articles of Merger, and the shares of Company Common Stock will be converted as provided in Section 1.6 of the Merger Agreement.

         Each of the foregoing opinions is subject to the following qualifications:

            a. The legality, validity and enforceability of any rights and remedies provided in the Transaction Documents and other documents are subject to exceptions provided by bankruptcy, insolvency, reorganization, receivership, moratorium, assignment for the benefit of creditors' laws or similar laws now or hereafter in effect affecting the validity, legality and binding effect and enforceability of creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or preferential transfers.

            b. Specific performance, injunctive relief or other traditional equitable remedies may not be available as being subject to the discretion of the court before which any proceeding therefor may be brought.

            c. Rights to indemnity may be limited by federal or state securities laws.

            d. We express no opinion as to the enforceability of any provisions in the Transaction Documents providing for the recovery of attorneys' fees or other costs of collection.

            e. We express no opinion with respect to any provisions for submission to jurisdiction and the related waivers of defenses to such jurisdiction.

            f. No opinion is expressed as to the enforceability of (1) provisions which purport to permit the alteration or termination of the rights of third parties; (2) provisions which purport to establish evidentiary standards; (3) provisions which purport to require the payment of attorneys' fees and other costs of collection; or (4) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, releases or legal or equitable rights, discharge of defenses, liquidated damages, or the creation of rights or remedies not available under applicable law.

______________, 1999
Page 6

      This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is solely for your benefit and may not be disclosed to, or quoted or relied upon by, any person or entity without my prior written consent, except that this opinion may be disclosed to your outside legal counsel and accountants.

                                        Yours truly,

                                        KEATING, MUETHING & KLEKEMP, P.L.L.


                                        By:  ___________________________________